Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of June 15, 2016, by and among HealthSmart Preferred Care II, L.P., a Texas limited partnership (the “Purchaser”), as purchaser, and American CareSource Holdings, Inc., a Delaware corporation (the “Company”) and its wholly-owned subsidiaries Ancillary Care Services, Inc., a Delaware corporation (“Ancillary Care Services”) and Ancillary Care Services-Worker’s Compensation, Inc., a Delaware corporation “Ancillary Care Services-Worker’s Comp” and together with the Company and Ancillary Care Services, each a “Seller” and collectively, the “Sellers”), as sellers.

W I T N E S S E T H:

WHEREAS, the Sellers desire to sell to the Purchaser and the Purchaser desires to purchase from the Sellers certain of the operating assets of the Company’s provider network business as currently operated (the “Network”) and certain associated assets of the Network of Ancillary Care Services and Ancillary Care Services-Worker’s Comp, each on the terms and conditions set forth herein;

WHEREAS, the Company and the Purchaser are parties to that certain Management Services Agreement, dated as of October 1, 2014 (the “MSA”), pursuant to which, the Purchaser performs management services for the Company in connection with the operation of the Network;

WHEREAS, in connection with the Company’s obligations under the MSA, this Agreement provides in Sections 2.2(a) and 2.2(b)(i) hereof that the Company will fund certain amounts to the Network Account (as defined below) which the Company and the Purchaser acknowledge and agree relate to certain obligations that arose prior to November 2, 2015 notwithstanding the actual date such amounts will be actually funded by the Company under this Agreement; and

WHEREAS, as a material inducement to, and a condition to, the Purchaser’s willingness to enter into this Agreement and to pay the consideration under this Agreement, concurrently with the execution and delivery of this Agreement, the Purchaser and the Company are entering into that certain termination agreement, dated as of the date hereof, terminating the MSA and providing waivers and releases of certain claims in each case effective as of, and contingent upon, the Closing (as defined in Section 2.1) (such agreement, in substantially the form of Exhibit A hereto, the “Termination Agreement”).

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1 Sale of Assets. At the Closing (as defined in Section 2.1 hereof), upon and subject to the terms and conditions of this Agreement, the Sellers agree to take all action necessary, and to cause each of the Company Subsidiaries (as defined in Section 8.1 hereof) and any Seller’s Affiliates that own any assets used in connection with the Network to take all action necessary, to grant, sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser agrees to purchase from the respective Seller, free and clear of all Liens (as defined in Section 8.1 hereof), except for the Assumed Liabilities and the Assumed Current Obligations (each, as defined in Section 1.3(a) hereof), all of the respective Seller’s right, title and interest in and to such Seller’s assets listed below which are owned or licensed by such Seller and which are used primarily in or are necessary to operate the Network but not including the Excluded Assets as defined in Section 1.2 (the “Acquired Assets”). The Acquired Assets shall include all of the Seller’s right, title and interest in and to the following, as applicable:

(a)                All machinery, equipment, parts, tools, fixtures, furniture, office equipment, signage, computer hardware, supplies, motor vehicles (whether owned or leased) and other tangible personal property set forth and described on Schedule 1.1(a) attached hereto and made a part hereof;

(b)               All provider Contracts (as defined in Section 8.1 hereof) and customer Contracts for the Network including those Contracts set forth on Schedule 1.1(b) (the “Provider and Customer Contracts”);

(c)                Each other Contract to which such Seller is a party to the extent set forth and described on Schedule 1.1(c) attached hereto and made a part hereof (collectively with the Provider and Customer Contracts, the “Acquired Contracts”);

(d)               With respect to the Network, all business and financial records, books, ledgers, files, correspondence, documents, lists, studies and reports, including, without limitation, financial and other records required by any third party to be maintained by such Seller under any Contracts being assigned to the Purchaser, sales, advertising, advertising collateral, promotional and marketing information, plans and materials, customer (including prospective customers) lists and data, and equipment, repair, maintenance, service, personnel, payroll, employee benefit, quality control and insurance records, whether written, electronically stored or otherwise recorded, provided, however, such Seller shall have the right to retain copies of the foregoing in order to fulfill any compliance requirements related to the foregoing;

(e)                All franchises, approvals, authorizations, orders, registrations, certificates, variances, permits, licenses or consents issued by any governmental agency or body that such Seller has to operate the Network, to the extent assignable and necessary for the operation of the Network (collectively, “Permits”);

(f)                All telephone, telecopier, fax and pager numbers and email addresses used in connection with the Network, including without limitation, as set forth on Schedule 1.1(f);

(g)               All rights to refunds, all prepaid expenses, deposits, all claims, choses in action, rights of recovery and rights of set-off listed on Schedule 1.1(g) or which otherwise relate to the Acquired Assets;

(h)               All Proprietary Rights (as defined in Section 3.9(a) hereof) that are used primarily in or otherwise primarily relate to the operation and/or ownership of the Network (but specifically excluding the Excluded Assets), including without limitation, as described or set forth on Schedule 1.1(h), including, without limitation, all (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof, utility model registrations and applications; (ii) design registrations and applications; (iii) trademarks, service marks, trade dress, logos and trade names together with all goodwill associated therewith; (iv) copyrights registered or unregistered and copyrightable works; (v) mask works; (vi) all Internet websites, URLs and domain names, and all registrations, applications, and renewals for any of the foregoing and all related website content, operating systems and computer software (including source code, executable code, data, databases, and related documentation); (vii) trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (viii) computer software and software systems; (ix) other proprietary and intellectual property rights, licenses or other agreements including but not limited to those assigning, waiving or relating to rights of publicity, moral rights or neighboring rights to or from third parties; and all copies and tangible embodiments of the foregoing (in whatever form or medium);

(i)                 All goodwill associated with the Network;

(j)                 All ownership, access and signature rights in and to the bank accounts maintained by the Company for the Network (individually and collectively, the “Network Accounts”);

(k)               All cash in the Network Accounts as of the Closing (the “Transferred Cash”); and

(l)                 All rights under all outstanding accounts receivable, causes of action, insurance proceeds and other rights to receive payment of cash or cash equivalents of any kind either in existence as of November 2, 2015 or generated after such date through the Closing Date (as defined in Section 2.1 hereof) with respect to the Network.

1.2 Excluded Assets.

(a) Notwithstanding anything to the contrary contained herein, and except as otherwise set forth in Section 1.1 hereof, the Sellers are not selling and the Purchaser is not purchasing, each Seller’s cash and cash equivalents (other than the Transferred Cash), tax assets (including the benefit of any net operating losses), any tangible assets physically located in Atlanta, Georgia (whether or not included on any Schedules), and the assets of the Sellers not set forth on the schedules listed above including, without limitation, the assets set forth on Schedule 1.2(a) (collectively, the “Excluded Assets”).

(b) It is understood and agreed by the parties hereto that none of the assets principally used by the Sellers or any other Company Subsidiaries or any Seller’s Affiliates (as defined in Section 8.1 hereof) in the Company’s urgent care business (the “Urgent Care Business”) nor any business activities relating to the Network that were terminated by the Company prior to October 1, 2014 are being sold or otherwise transferred pursuant to the terms hereof and all of the same shall be Excluded Assets.

1.3 Assumption of Liabilities.

(a) On and subject to the terms and conditions of this Agreement, the Purchaser agrees to assume and become responsible only for (i) liabilities arising under the Acquired Assets, including the Acquired Contracts, subsequent to the Closing, but only to the extent that such liabilities (A) are required to be performed after the Closing, (B) were incurred in the ordinary course of business, (C) do not relate to any failure to perform, improper performance, breach, default or violation by any Seller on or prior to the Closing, and (D) do not arise out of any cause of action or claim commenced after the Closing that arise out of or relate to any occurrence or event that occurred prior to the Closing (collectively, and subject to the exceptions in clauses (i)(A) through (D), the “Assumed Liabilities”), (ii) all the outstanding trade payables directly incurred in, and solely relating to, the operation of the Network and, for the avoidance of any doubt, not relating to any other operations of the Sellers (including, without limitation, the Urgent Care Business) (the “Assumed Current Obligations”), (iii) the Assumed Provider Liability Shortfall to the extent provided in Section 2.2(c)(ii), and (iv) any obligation of the Network for the items set forth on Schedule 1.3(a)(iv) to the extent the related date set forth thereon for such particular item is on or after February 4, 2015.

(b) The Purchaser shall not assume or become responsible for any of a Seller’s debts, obligations, liabilities, expenses, taxes, contracts, Employee Obligations (as defined in Section 8.1 hereof) of any kind, or commitments of any Seller, whether accrued or unaccrued, absolute or contingent, mature or unmature or otherwise, other than the Assumed Liabilities and Assumed Current Obligations. Accordingly, the Sellers shall be responsible and liable for all of their respective obligations and liabilities not being expressly assumed hereunder. The Sellers shall pay, perform and discharge, all of their retained obligations and liabilities of any Seller including without limitation accounts payables promptly when due in accordance with their terms.

1.4 Retained Liabilities. Except for the Assumed Liabilities and the Assumed Current Obligations, the Purchaser expressly does not, and shall not, assume or be deemed to assume any liability of any Seller (the “Retained Liabilities”), under this Agreement or otherwise by reason of the transactions contemplated hereby. The Sellers shall remain responsible for and agree to discharge and perform all of the Retained Liabilities when due. For the avoidance of any doubt and notwithstanding the payments to be made by the Purchaser on behalf of the Sellers at or prior to the Closing, the Retained Liabilities include: (i) the Retained Provider Liability Shortfall to the extent provided in Section 2.2(c)(ii), (ii) any obligation of the Sellers or the Network for the items set forth on Schedule 1.4(ii) to the extent the related date set forth thereon for such particular item is prior to February 4, 2015, and (iii) the other liabilities set forth on Schedule 1.4(iii).

1.5              Purchase Price. The total aggregate purchase price (the “Purchase Price”) to be paid by the Purchaser to the Sellers for the Acquired Assets shall be (a) the Agreed Provider Payment (as defined in Section 8.1 hereof), (b) an amount equal to $700,000 (the “Agreed HealthSmart Payable”) (paid by the Purchaser by crediting the Company as having paid such amount to the Purchaser which amount, assuming the Closing occurs, will be deemed to be full satisfaction for all accrued amounts owed by the Company to the Purchaser as of the Closing Date under the MSA (but expressly excluding any Retained Liabilities)), and (c) Purchaser’s agreement herein to assume the Assumed Liabilities and the Assumed Current Obligations.

1.6              Allocation of Purchase Price. Each party hereto agrees (a) that the Purchase Price for the Acquired Assets will be allocated for all federal and state tax purposes (including but not limited to, income, excise, sales, use, personal property and transfer taxes, and otherwise) among the Acquired Assets in accordance with Schedule 1.6 attached hereto and made a part hereof which is in accordance with Section 1060 of the Code (as defined in Section 8.1 hereof), (b) to file separately a Federal Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing Date occurs, and (c) that no party hereto will take a position on any tax returns or filings with any governmental or regulatory authority charged with the collection of taxes or having jurisdiction over the transaction contemplated hereunder or in any judicial proceeding, that is in any manner inconsistent with the terms of the allocation set forth on Schedule 1.6.

ARTICLE 2

CLOSING; TERMINATION

2.1 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place no later than five (5) Business Days (as defined in Section 8.1 hereof) following the date that all of the conditions in Article 7 are satisfied and/or waived pursuant to this Agreement, as applicable, or at such other time and place on the Closing Date as agreed by the parties; such date on which the Closing occurs being referred to herein as the “Closing Date.” The Closing may be accomplished by telecopy or other electronic transmission exchange of signature pages or in such other manner or at such place as the parties hereto may agree.

2.2 Deliveries.

(a) Pre-Closing Deliveries. Contemporaneous with the full execution of this Agreement, the Company shall pay, in immediately available funds deposited to the Network Account an amount equal to $600,000 paid on account of certain obligations that arose prior to November 2, 2015. Such funds shall be utilized by Purchaser for the sole purpose of satisfying Provider Liabilities in the ordinary course of the business of the Network.

(b) Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(i) $258,064 paid on account of certain obligations that arose prior to November 2, 2015 in immediately available funds deposited to the Network Account;

(ii) the transition services agreement, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”), duly executed by the Sellers;

(iii) a bill of sale covering the Acquired Assets, substantially in the form attached hereto as Exhibit C (the “Bill of Sale”), duly executed by the Sellers;

(iv) an assignment and assumption agreement relating to the Acquired Assets, substantially in the form attached hereto as Exhibit D-1 (the “Assignment and Assumption Agreement”), duly executed by the Sellers, and such other assignments, certificates and other appropriate documents of transfer reasonably necessary to transfer the Acquired Assets to the Purchaser;

(v) an assignment of trademarks with respect to the registered trademarks listed on Schedule 1.1(h) substantially in the form attached hereto as Exhibit D-2 (the “Trademark Assignment”), duly executed by the Company;

(vi) written evidence of the maintenance from the date hereof through the Closing Date of each insurance policy (or the related renewal policy thereof) listed on Schedule 3.16 and written evidence of the tail insurance coverage obtained by the Sellers in accordance with Section 5.7.

(vii) possession of the Acquired Assets, including (A) an amount of cash equal to the Transferred Cash and (B) originals (or if no originals exist, true, accurate and correct photocopies) of all Acquired Contracts, to the extent in a Seller’s possession or control and not previously provided to the Purchaser;

(viii) copies of the certificate of incorporation of each Seller, each certified by the Secretary of State of the State of Delaware, and the By-laws of each Seller, certified by an officer of the respective Seller;

(ix) copies of all resolutions duly adopted by each Seller’s board of directors and, if applicable, its stockholders, relating to the authorization, execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of all transactions contemplated hereby and thereby;

(x) a certificate of good standing or other similar evidence with respect to each Seller as of a recent date; and

(xi) such other documents as the Purchaser may reasonably request and that are reasonably necessary to effectuate the transaction contemplated under this Agreement.

(c) Closing Deliveries by Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, the following:

(i) the Agreed Provider Payment and the amount paid by the Company pursuant to Section 2.2(b)(i) shall be paid and delivered, on behalf of the Company, directly to the applicable medical providers promptly, but in no event later than seven (7) Business Days, after Closing (provided, that the Purchaser shall (A) provide to the Company for its review and approval (not to be unreasonably withheld or delayed) a list of the recipients and amounts of the Agreed Provider Payment prior to such payment and (B) certify in writing the delivery of such payments promptly following said payments;

(ii) notwithstanding the foregoing, it is understood that any remaining Closing Date Provider Liability in excess of the balance of the Network Account immediately prior to the payment of the Agreed Provider Payment (but giving effect to a payment made by the Company pursuant to Section 2.2(b)(i))) (such shortfall amount, the “Provider Liability Shortfall”) are (A) an Assumed Liability solely the responsibility of the Purchaser to the extent such Provider Liability Shortfall relates to Provider Liabilities that arose on or after November 2, 2015 (the “Assumed Provider Liability Shortfall”) and (B) a Retained Liability solely the responsibility of the Sellers to the extent such Provider Liability Shortfall relates to Provider Liabilities that arose prior to November 2, 2015 (the “Retained Provider Liability Shortfall”) (provided, however, that (i) in the event the Purchaser receives following the Closing any payment from a customer on account of a particular Provider Liability that is a Retained Liability, then the Sellers shall be credited with having paid such amount to the Purchaser on account of such particular Provider Liability or, if such payment from a customer is received following a payment by the Sellers to Purchaser of such amount pursuant to this Section 2.2(c)(ii), then the Purchaser shall reimburse the Sellers for such amount and (ii) nothing in this Section 2.2(c)(ii) shall affect the agreement between the Sellers and Purchaser with respect to the Assumed Liabilities subject to Section 1.3(a)(iv) or the Retained Liabilities subject to Section 1.4(ii);

(iii) the Transition Services Agreement, duly executed by the Purchaser;

(iv) the Bill of Sale duly, duly executed by the Purchaser;

(v) the Assignment and Assumption Agreement, duly executed by the Purchaser; and

(vi) such other documents as the Sellers may reasonably request that are reasonably necessary to effectuate the transaction contemplated under this Agreement.

2.3 Termination. This Agreement may be terminated by the Sellers and/or the Purchaser to the extent provided in this Section 2.3, as follows:

(a)                by the mutual written consent of the Sellers and the Purchaser at any time (which consent specifically references this Section 2.3(a));

(b)                                 by the Purchaser on or before Closing if the Closing has not occurred on or before the date that is 90 days following the date hereof, due solely to the fact that the conditions set forth in Section 7.1, and Section 7.2 hereof have not been fulfilled (other than conditions that by their terms are to be satisfied at the Closing and will not be satisfied);

(c) by the Sellers on or before Closing if the Closing has not occurred on or before the date that is 150 days following the date hereof, due solely to the fact that the conditions set forth in Section 7.1 and Section 7.3 hereof have not been fulfilled (other than conditions that by their terms are to be satisfied at the Closing and will not be satisfied) which, for the avoidance of any doubt, excludes any termination relating to the matters covered by Section 2.3(d) hereof; or

(d) by the Sellers on or before Closing if the Closing has not occurred on or before the date that is 180 days following the date hereof, due solely to the fact that the condition in clause (i) of Section 7.2(b) that is otherwise in favor of Purchaser and not the Sellers has not been satisfied or otherwise waived by the Purchaser prior to the effective date of any such termination.

Any termination permitted by this Section 2.3 shall be effected by delivery to each party of a specific and reasonably detailed written notice at least ten (10) Business Days prior to the proposed termination date which notice includes the basis for the termination and, if applicable, details of the conditions which have not been satisfied.

In the event of a termination of this Agreement in accordance with this Section 2.3, (i) the MSA shall continue in full force and effect (without giving effect to any modifications set forth in this Agreement or other course of conduct while this Agreement was in effect) and the Company shall pay and the Purchaser shall be entitled to receive Management Fees under the terms of the MSA for all periods (including while this Agreement was in effect, for the period prior to this Agreement and for the period prior to October 10, 2015) to the extent not previously paid to the Purchaser) and (ii) (A) if the termination is pursuant to Section 2.3(c), the Company shall deposit (or cause to be deposited) into the Network Account, such amount of money equal to the Adjusted Shortfall Amount or (B) if the termination is pursuant to Section 2.3(a), (b) or (d), the Company shall (1) deposit (or cause to be deposited) into the Network Account, the lesser of (x) $258,064 paid on account of certain obligations that arose prior to November 2, 2015 or (y) the Adjusted Shortfall Amount and (2) from time to time thereafter deposit (or cause to be deposited) into the Network Account, such amount of money required to reduce any shortfall in the balance of the Network Account compared to the then Provider Liability to zero. For the avoidance of any doubt, the calculation under the foregoing clause (ii)(A) shall, solely for purpose of meeting such condition, be based on the actual Provider Liability as of such date without any reference to any earned but unpaid Management Fees. In addition, the following Sections shall survive any termination in accordance with this Section 2.3: this Section 2.3, Section 3.1 through 3.3, Section 3.15, Section 4.1 through 4.4, Section 5.1(b), Section 5.1(d), Section 5.2(a), and Article 8; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement or fraud prior to such termination or constitute a waiver of any available remedy (including specific performance or other equitable remedies) for any such breach.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

Except as set forth in the Disclosure Schedule (as defined in Section 8.1), the Sellers jointly and severally represent and warrant to the Purchaser that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

3.1              Organization; Good Standing. Each Seller is a corporation duly incorporated, validly existing and in good standing or with active status under the laws of the State of Delaware, with the requisite power and authority to own, lease and use its properties and assets and to carry on its business as currently conducted. Each Seller is not in violation or default of any of the provisions of such Seller’s Formation Documents (as defined in Section 8.1 hereof). Each Seller is duly qualified or licensed to conduct business and is in good standing or with active status as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it requires it to be so qualified or licensed, except where the failure to be so qualified or licensed or in good standing or with active status, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document (as defined in Section 8.1 hereof), (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Sellers, taken as a whole, or the Network, or (iii) a material adverse effect on any Seller’s ability to perform in any material respect on a timely basis, its obligations under any Transaction Document (any of (i), (ii) or (iii), a "Material Adverse Effect") ”); provided, that it shall not be a Material Adverse Effect if such effect is based on (x) economic factors affecting the national or world economy or acts or war or terrorism; (y) changes in laws, rules or regulations that are not known to any Seller as of the date of this Agreement; and (z) changes in generally acceptable accounting practices and no Legal Proceeding (as defined in Section 8.1 hereof) has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. Each Seller has delivered to the Purchaser true, complete and correct copies of its Formation Documents.

3.2              Authorization of Agreement: Enforceability. Each Seller has obtained all necessary shareholder and other corporate approvals to enter into this Agreement and consummate the transactions contemplated hereby and (a) each Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement, and to perform fully its respective obligations hereunder and thereunder; (b) the execution, delivery and performance by such Seller of this Agreement and the Transaction Documents has been duly authorized by all necessary action on the part of such Seller; and (c) upon execution and delivery by such Seller, this Agreement and each of the applicable Transaction Documents will constitute the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws (as defined in Section 8.1 hereof) affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3              No Conflict; Consents of Third Parties. None of the execution and delivery by each Seller of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will: (a) conflict with, or result in the breach of, any provision of the Formation Documents of such Seller, (b) except as set forth on Schedule 3.3(b), conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms thereof under any Contract, agreement, Permit, order or other written instrument to which such Seller is a party or by which such Seller, or by which any of the Acquired Assets, is bound; (c) constitute a violation of any Law or any stock exchange rule applicable to such Seller, or any of the Acquired Assets, (d) constitute a violation of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Network, or (e) result in the creation of any Lien upon the Acquired Assets. Except as set forth on Schedule 3.3(d), no consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to, any Person (as defined in Section 8.1 hereof) or Governmental Body (as defined in Section 8.1 hereof) is required on the part of such Seller in connection with the execution and delivery of this Agreement or the Transaction Documents, or the compliance by such Seller with any of the provisions hereof or thereof.

3.4                                      Title to Assets. Except as set forth on Schedule 3.4, the Company or the applicable other Seller has valid and marketable title to all of the Acquired Assets, free and clear of any Liens or restrictions on transfer. Except as set forth on Schedule 3.4, (i) the Acquired Assets constitute all of the assets used by each Seller and the Sellers collectively to operate the Network or which are otherwise necessary to operate the Network as it is currently conducted in the ordinary course and (ii), except as set forth in the Transition Services Agreement, no assets used to operate the Network are owned by any Company Subsidiary or Affiliate of the Company who is not a Seller.

3.5              Financial Statements. The Company’s consolidated financial statements as set forth in all filings made with the Securities and Exchange Commission, including without limitation those made using Forms 10-Q, 10-K and 8-K were true and correct (the “Company Financial Statements”), in all material respects, at the time such filings were made. Since January 1, 2014, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

3.6              Absence of Changes. Except for the transactions contemplated by this Agreement and as disclosed in Schedule 3.6 or in the Company Financial Statements, since January 1, 2015, no Seller has, solely with respect to the Network:

(a)                suffered any Material Adverse Effect nor, has any event occurred which could reasonably be expected to result in any Material Adverse Effect; or

(b)                suffered any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the business, operations (present or prospective), assets, properties, liabilities or condition (financial or otherwise) of such Seller;

(c)                made any sale, assignment, lease or other transfer of any of its assets or properties other than sales of obsolete assets no longer used in the operation of its business or other assets sold or disposed of in the normal and usual course of business with suitable replacements being obtained therefor;

(d)               made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Affiliate of such Seller, other than for reimbursement of expenses in the ordinary course of business consistent with past practices;

(e)                created, incurred, assumed or guaranteed any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), or mortgaged, pledged or subjected any of the Acquired Assets to any Lien;

(f)                 suffered any material write-down of the value of any Acquired Assets or any material write-offs as uncollectible of any accounts receivable;

(g)                made or suffered any amendment or termination of any Contract to which it is a party or by which it is bound, or canceled, modified or waived any debts or claims held by it or waived any rights of substantial value (other than a termination of a Contract at the end of its stated term);

(h)                transferred or granted any rights under any Contracts or Proprietary Rights used by such Seller in its business;

(i)                  [intentionally omitted];

(j)                  changed any of the accounting principles followed by it or the methods of applying such principles;

(k)                made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, settled any Legal Proceeding in respect of Taxes or entered into any Contract in respect of Taxes with any Governmental Body;

(l)                  issued, created, incurred, assumed or guaranteed, or otherwise become liable in respect of any Indebtedness (as defined in Section 8.1 hereof);

(m)              entered into any material transaction other than in the ordinary course of business consistent with past practice; or

(n)                agreed, whether or not in writing, to do any of the foregoing.

3.7              Taxes. Except as disclosed in Schedule 3.7:

(a)                Each Seller has properly and timely filed all Tax Returns (as defined in Section 8.1) required to be filed by or on behalf of such Seller in the manner prescribed by applicable Law. All such Tax Returns are complete and correct in all material respects. No Tax Returns have been amended. All Taxes (as defined in Section 8.1) payable by or due from a Seller (whether or not shown on any Tax Return) have been paid, and such Seller has not requested any extensions of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction against a Seller where such Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any of a Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)               No Tax Return of a Seller is or has ever been under audit or examination by any Taxing Authority (as defined in Section 8.1), and no Seller has received any written notice of intent to commence any examination, audit or inquiry of any such Tax Return from any Taxing Authority. No Seller expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns were filed. There is no notice of any dispute or claim concerning any liability for Taxes of any Seller either (i) claimed or raised by any Taxing Authority in writing or (ii) as to which a Seller has knowledge based on contact with any agent of such Taxing Authority.

(c)                No Seller has entered into an agreement having the effect of extending the period of assessment or collection of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)               There are no Liens on the assets of any Seller relating to or attributable to Taxes other than Liens for Taxes and assessments not yet due and payable. No Seller has knowledge of any reasonable basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any lien on the Acquired Assets.

3.8              Tangible Assets; Personal Property Leases.

(a)                Schedule 3.8(a) sets forth all leases of personal property to which a Seller is a party (and which relate to the Network) and by which the Acquired Assets are bound ("Personal Property Leases"). Sellers have provided to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

(b)                Each of the Personal Property Leases is in full force and effect and is valid, binding and enforceable against the parties thereto each in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity), and there is no default under any Personal Property Lease by a Seller or, to the Knowledge of the Company (as defined in Section 8.1 hereof), by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default by a Seller thereunder and, to the Knowledge of the Company, no previous or current party to any such Personal Property Lease has given notice of or made a claim with respect to any breach or default thereunder.

(c)                With respect to those Personal Property Leases that were assigned or subleased to a Seller by a third party, all necessary consents to such assignments or subleases have been obtained.

(d)               The respective Seller has good, legal and marketable title to all items of tangible personal property part of the Acquired Assets, free and clear of any and all Liens.

3.9              Intellectual Property.

(a)                "Proprietary Rights" shall mean any and all of the following which have been or are used, and/or owned by, and/or issued or licensed to a Seller for use in or otherwise relating to the operation and/or ownership of the Network, along with all income, royalties, damages and payments due or payable after the Closing, including, without limitation, damages and payments for infringements or misappropriations thereof, the right to sue and recover for infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof, utility model registrations and applications; (ii) design registrations and applications; (iii) trademarks, service marks, trade dress, logos, and trade names together with all goodwill associated therewith; (iv) copyrights registered or unregistered and copyrightable works; (v) mask works; (vi) all Internet websites, URLs and domain names, and all registrations, applications, and renewals for any of the foregoing and all related website content, operating systems and computer software (including source code, executable code, data, databases, and related documentation); (vii) trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (viii) computer software and software systems; (ix) other proprietary and intellectual property rights, licenses or other agreements including but not limited to those assigning, waiving or relating to rights of publicity, moral rights or neighboring rights to or from third parties; and all copies and tangible embodiments of the foregoing (in whatever form or medium).

(b)               Schedule 3.9 sets forth a complete and correct list of all of the Proprietary Rights that are used in, or otherwise relate to, the operation and/or ownership of the Network. To the Company's Knowledge, (i) the Proprietary Rights are not subject to any outstanding order, decree, judgment, stipulation, award, decision, injunction or agreement in any manner restricting the transfer, use, enforcement or licensing thereof or otherwise; (ii) the Proprietary Rights comprise all intellectual property rights which are currently being used by a Seller and which relate to the ownership and operation of the Network; and (iii) all of the Proprietary Rights are owned by, or properly assigned or licensed to, a Seller, or use thereof is otherwise authorized.

(c)                The respective Seller owns and possesses all right, title and interest, free and clear of all Liens (other than Liens to be released at Closing), in and to, and, has a valid and enforceable right to, each of the Proprietary Rights listed as "owned" on Schedule 3.9, and, to the Company's Knowledge, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Proprietary Rights has been made, is currently outstanding or is threatened. With respect to each item of Proprietary Rights that any third party owns and that a Seller uses pursuant to license, sublicense, agreement or permission, including without limitation the Proprietary Rights listed as "licensed" on Schedule 3.9, to the Company’s Knowledge, (i) the license, sublicense, agreement or permission covering the Proprietary Right is legal, valid, binding, enforceable and in full force and effect and is not terminable by anyone other than a Seller, and (ii) no party to the license, sublicense, agreement or permission is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder.

(d)               No Seller has received any notices of any infringement or misappropriation by, or conflict with, any third party with respect to any of the Proprietary Rights including, without limitation, any demand or request by a Seller that such third party license any of the Proprietary Rights from a Seller or to a Seller. No Seller has infringed, misappropriated or otherwise conflicted with any rights, including intellectual property rights, of any third parties, and no Seller is aware of any infringement, misappropriation or conflict by a Seller of any third-party patent, trademark, copyright or other intellectual property right, or of any such infringement, misappropriation or conflict which shall occur as a result of the continued operation of the Network, as currently conducted or to conduct the Network as presently conducted, and there is no demand or request from a third party that a Seller take a license under any intellectual property right.

(e)                The respective Seller's rights in or to any Proprietary Right used by it in connection with the Network shall not be adversely affected by the execution or delivery of this Agreement by any Seller or by the full performance by any Seller of any of its obligations hereunder.

3.10          Material Contracts.

(a)                Schedule 3.10(a) contains an accurate and complete list (and with respect to any oral Contracts, a written description) of all of the following Contracts related to the operation of the Network or the Acquired Assets and to which a Seller is a party or by which it is bound: (i) all Contracts for ancillary network access and provider agreements to which a Seller is a party; (ii) Contracts that are material to the condition (financial or otherwise), operations, assets or business related to the operation of the Network; (iii) Contracts that are not made in the ordinary course of business, or involving a commitment or payment in excess of $10,000 or otherwise material to the Network; (iv) Contracts granting a right of first refusal or for a partnership or a joint venture or for the acquisition, sale or lease of any Acquired Assets (except in the ordinary course of business); (v) mortgages, pledges, conditional sales, contracts, security agreements, factoring agreements or other similar Contracts with respect to any Acquired Asset; (vi) loan agreements, credit agreements, promissory notes, guarantees, subordination agreements, letters of credit or any other similar type of Contracts covering any Acquired Asset; (vii) Contracts with any Governmental Body; (viii) Contracts relating to the operation of the Network that provide for a discount other than in the ordinary course of business and consistent with past practices; (ix) Contracts that limit the freedom of the Network to compete in any line of business in any geographic area; (x) Contracts that grant intellectual property, development or franchise rights to third parties effecting the Acquired Assets; or (xi) binding commitments or agreements to enter into any of the foregoing. Sellers have provided to the Purchaser true, correct and complete copies of all of the Contracts being acquired pursuant to this Agreement, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

(b)               Each of the Contracts listed on Schedule 3.10(a) is legal valid and binding, is in full force and effect, and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). Except for those defaults that will be fully cured upon Purchaser’s delivery of a portion of the Agreed Provider Payment, there is no default under any Acquired Contract by a Seller or by any other party thereto, and to the Company's Knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. Except as set forth on Schedule 3.10(b), no previous or current party to any Contract has given notice to a Seller of, or made a claim with respect to, any breach or default thereunder. Except as set forth on Schedule 3.10(b), a Seller has not made a claim against the other party to any Contract with a Seller with respect to any breach or default under any Contract. Each Seller has maintained all financial and other records required by any third party to be maintained by such Seller under any Contracts.

(c)                                  With respect to the Contracts listed on Schedule 3.10(a) being acquired pursuant to this Agreement that were assigned to a Seller by a third party, all necessary consents to such assignment have been obtained or will be obtained prior to Closing.

3.11          Litigation. No Seller has received notice of any Legal Proceedings pending or, to the Knowledge of the Company, threatened that question the validity of this Agreement or the Transaction Documents or any action taken or to be taken by a seller in connection with the consummation of the transactions contemplated hereby or thereby. Schedule 3.11 sets forth a true, correct and complete list of all Legal Proceedings a Seller has received notice of pending against or affecting the Network or the Acquired Assets at Law or in equity. No Seller has received notice of any outstanding or, to the Knowledge of the Company, threatened Order (as defined in Section 8.1 hereof) of any Governmental Body against, affecting or naming a Seller with respect to the Network or affecting any of the Acquired Assets.

3.12          Compliance with Laws; Permits.

(a)                Except as set forth on Schedule 3.12(a), each Seller is, and at all times has been, in compliance with all Laws and Orders promulgated by any Governmental Body applicable to such Seller with respect to the conduct of the Network and the Acquired Assets. Except as set forth on Schedule 3.12(a), no Seller has received any notices of violation or alleged violation by a Seller of any such Law or Order by any Governmental Body in connection with the Network nor, to the Company’s Knowledge, have any been issued.

(b)               Except as set forth on Schedule 3.12(b), the Sellers have obtained or otherwise complied with all preferred provider organization licensing, registration and other Permit requirements (the “Network Permits”) and has otherwise obtained all material Permits necessary for the conduct of the Network as currently conducted except where the failure to acquire such Permit (except Network Permits) would not cause a Material Adverse Effect. Except as set forth on Schedule 3.12(b), no Seller has received any notice from any source to the effect that there is lacking any Network Permits required in connection with such current operations. The Sellers have made all required filings with applicable Governmental Bodies. No Seller is in default, nor has it received any notice of any claim of default, with respect to any Network Permits.

3.13 Environmental Matters.

(a)                The operations of each Seller in connection with the Network were, as of the effective date of the MSA, in material compliance with all Environmental Laws (as defined in Section 8.1 hereof), and no Seller has received any notice of any liability arising under, any Environmental Laws applicable to the operation of the Network. No Seller is subject to any Legal Proceeding alleging the violation of any Environmental Law or arising from or relating to any Environmental Matter (as defined in Section 8.1 hereof). To the Knowledge of the Company, no Seller has received (nor has there been issued) any written communication, whether from a Governmental Body, citizens’ group, employee or any other Person, that alleges that a Seller is not in compliance with any Environmental Law in connection with the Network.

(b)               No Seller has, in connection with the Network, stored, generated, transported, handled, treated, disposed, produced, processed, used or Released (as defined in Section 8.1 hereof) any Hazardous Materials (as defined in Section 8.1 hereof), except in compliance with all applicable Environmental Law. No Seller has agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law.

3.14 Restrictions. No Seller is party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or agreement, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts the business operations, assets, properties, or condition (financial or otherwise) of any Seller in connection with the Network.

3.15          Financial Advisors. No agent, broker, investment banker, finder, financial advisor or other person acting on behalf of any Seller or under its respective authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any Transaction Document and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of any Seller.

3.16 Insurance. Each Seller, in connection with the Network, carries surety and other bonds, property, casualty, liability, workers compensation coverage and such other types of insurance pursuant to the bonds and insurance policies listed and briefly described on Schedule 3.16, including, as applicable, information regarding the name of the bonding counter parties or insurance company, the coverage limits and deductibles under each insurance policy, and whether the policies are claims made or occurrence based policies. All of the bonds and insurance policies on Schedule 3.16 are legal, valid, binding, enforceable and in full force and effect. All insurance policies shall be maintained in full force and effect without interruption up to and including the Closing Date. No Seller has received notice of any pending or, to the Knowledge of the Company, threatened termination, premium increase or retroactive premium increase with respect thereto, and such Seller is in compliance with all conditions contained therein, the noncompliance with which could result in termination of insurance coverage or increased premiums for prior or future periods. There are no pending material claims against current or prior bonds or insurance of any Seller as to which, in the case of insurance, insurers have denied liability, there exists no claim under current or prior insurance that has not been properly filed by the applicable Seller and which is not listed on Schedule 3.11. All pending claims have been filed by the applicable Seller under their respective insurance policies.

3.17 Solvency. No Seller is entering into this Agreement with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. Each Seller's assets, at a fair valuation, exceed its liabilities, and each Seller is able, and will continue to be able after the Closing, to meet its debts as they mature and will not become insolvent as a result of this transaction. After the Closing of this Agreement, each Seller will have sufficient capital and property remaining to continue to conduct the operations of such Seller in which such Seller will thereafter be engaged, if any, or wind down its operations in an orderly manner. As of the date of this Agreement and at Closing, each Seller shall have paid and will pay its debts as they become due.

3.18 Bulk Sales Compliance. No action is required in connection with the transactions contemplated by this Agreement in order to comply with the provisions of any applicable bulk transfer law.

3.19 Related Party Transactions. Except as set forth in any public filings of the type referenced in Section 3.5 or as set forth on Schedule 3.19, no Related Party (as defined in Section 8.1 hereof) (or Affiliate of a Related Party) directly or indirectly (through any ownership in an entity or otherwise), in connection with the Company’s or any other Seller’s operation of the Network: (i) owns any property or right, whether tangible or intangible, which is used by the Company or any other Seller or the Network; (ii) to the Company's Knowledge, has any claim or cause of action against a Seller; (iii) owes any money to a Seller or is owed money from a Seller; or (iv) is a party to any provider Contract, customer Contract or Acquired Contract.

3.20 Bank Accounts. Schedule 3.20 contains a complete and accurate list of all bank accounts, safe deposit boxes, and lockboxes maintained in the name of, or controlled by, Company or any other Seller in connection with the operation of the Network and the names of each signatory thereto.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Sellers that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

4.1 Organization. The Purchaser is a limited partnership duly formed, validly existing and in good standing or with active status under the Laws of the State of Texas, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Purchaser is not in violation or default of any of the provisions of the Purchaser’s Formation Documents or partnership agreement. The Purchaser is duly qualified or licensed to conduct business and is in good standing or with active status as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it requires it to be so qualified or licensed, except where the failure to be so qualified or licensed or in good standing or with active status, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Purchaser, taken as a whole, or (iii) a material adverse effect on the Purchaser’s ability to perform, in any material respect on a timely basis, its obligations under any Transaction Document and no Legal Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

4.2 Authorization of Agreement: Enforceability. The Purchaser has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement, and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents to which the Purchaser may be a party have been duly authorized by all necessary action on the part of the Purchaser. This Agreement and each of the Transaction Documents have been duly and validly executed and delivered by the Purchaser and this Agreement and each of the Transaction Documents constitutes the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation by the Purchaser of the transactions contemplated hereby will violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (i) any existing law, ordinance, or governmental rule or regulation to which the Purchaser is subject, except where such violation would not have a material adverse effect on the financial condition of the Purchaser, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Purchaser, (iii) the Purchaser’s Formation Documents, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which the Purchaser is a party or by which the Purchaser is otherwise bound. No authorization, approval or consent of, and no filing with, any Person or governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by the Purchaser, other than (i) compliance with any applicable requirements of the Act and (ii) compliance with any applicable state securities laws.

4.4              Financial Advisors. No agent, broker, investment banker, finder, financial advisor or other person acting on behalf of the Purchaser or under its authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any Transaction Document and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Purchaser.

4.5              Provider Liabilities. To the knowledge of the Purchaser, none of the Provider Liability that arose prior to November 2, 2015 remains outstanding as of the date of this Agreement and the Closing Date. For purposes of this Section 4.5, the term “knowledge” means the actual knowledge of Matthew Thompson and Craig Herndon.

ARTICLE 5

FURTHER AGREEMENTS OF THE PARTIES

5.1        Access to Information and Network Account; Grant of Security Interest.

(a) Until the Closing, the Purchaser shall be entitled, upon reasonable notice, to full and free access to the properties, offices, facilities, officers, employees, customers and independent auditors of the Company and such examination of the books, records and financial condition of the Network including all financial, legal, technical and operating data as it reasonably requests and to make extracts and copies of such books and records. Any such access and examination shall be conducted during regular business hours, under accompaniment by a Company Representative (as defined in Section 8.1 hereof) and under reasonable circumstances without unreasonable interference with the Company’s normal business operations. Each Seller and its employees shall cooperate fully therein.

(b) Without limiting the foregoing, during the period (such period, the “Pre-Closing Period”) from the date hereof until the first to occur of the Closing (at which time all rights to the Network Accounts will be transferred to the Purchaser by the Sellers as part of the Acquired Assets) or the termination of this Agreement (at which time the terms of Section 2.3 and Section 5.1(d) shall govern), the Purchaser shall have and continue to have joint access to the Network Accounts with the Company; provided, however, that during the Pre-Closing Period, the Purchaser shall have the sole rights, as between Purchaser and the Sellers, to make, direct or instruct any withdrawals, transfers, payments or any similar actions with respect to the Network Account and the Sellers’ access rights shall be limited to the right of the Company to monitor the Network Account.

(c) During the Pre-Closing Period, the parties agree as follows with respect to the Network Account: (i) the Purchaser shall not withdraw any funds from the Network Account to satisfy the “Monthly Net Profit” portion of Management Fees (but may withdraw amounts otherwise representing Management Fees) with respect to any periods prior to October 10, 2015, (ii) the Purchaser shall be entitled to withdraw funds from the Network Account to satisfy and pay or otherwise be reimbursed for by the Company all Management Fees for the period from and after October 10, 2015; and (iii) the Purchaser shall withdraw funds from the Network Account (net of the amounts in the foregoing clause (ii)) to satisfy Provider Liabilities.

(d) The Sellers represent and warrant to Purchaser that, from October 30, 2015 until the date hereof, the Company has transferred all cash received by the Network into the Network Account (such deposited cash, the “Pre-Signing Cash”) and no Seller has made any withdrawals or other transfers out of the Network Account during such period other than to pay the Provider Liability. The parties further acknowledge and agree that notwithstanding anything to the contrary, (i) the MSA shall survive the entry by the parties into this Agreement and either (1) in the event the Closing occurs, the MSA shall terminate to the extent set forth in the Termination Agreement and the Purchaser shall be entitled to retain the Pre-Signing Cash and all other cash received from the operation of the Network during the Pre-Closing Period, or (2) in the event this Agreement shall be terminated in accordance with Section 2.3, (A) the MSA shall survive the termination of this Agreement, (B) the Purchaser shall have and continue to have joint access to the Network Accounts with the Company, (C) all amounts received in connection with the operation of the Network, including the Pre-Signing Cash, shall be applied in accordance with the terms of the MSA, which, for the avoidance of doubt, shall include Purchaser being entitled to all amounts which would have been payable to, or recovered by, the Purchaser in accordance with the MSA whether prior to the date of this Agreement, during the Pre-Closing Period (if no effect was given to Section 5.1(c)) or following the date of termination of this Agreement; and (ii) in the event of a dispute involving both the MSA and this Agreement, the dispute resolution terms of Section 8.8 hereof shall supersede, govern and control over Section 27 of the MSA. The parties further acknowledge and agree that notwithstanding anything to the contrary, during the Pre-Closing Period no Seller shall, without the prior written consent of the Purchaser, make any withdrawals or transfers from the Network Account.

(e) The Purchaser shall cooperate in good faith to assist the Company in responding to issues pertaining to the matters disclosed on Schedule 3.7 which are Retained Liabilities of the Sellers, which shall include making records generally available to the Company to the extent part of the Acquired Assets.

(f) In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination of the affairs of the Sellers as may be reasonably requested, the Sellers shall cause its Representatives to take commercially reasonable measures to cooperate with the Representatives of the Purchaser in connection with such review and examination. At all times prior to the Closing, the Purchaser agrees to maintain the confidentiality of information obtained as a result of the exercise of its rights granted under this Section 5.1 pursuant to the terms of that certain Mutual Confidentiality and Nondisclosure Agreement, dated August 15, 2013 (the “NDA”), which NDA shall remain in full force and effect until the Closing at which time it shall terminate in all respects.

(g) To secure all of the Sellers’ obligations to Purchaser now existing or hereafter arising, whether under this Agreement or otherwise, the Sellers hereby grant to Purchaser a first priority security interest in all of the Sellers’ rights and interests in and to the Network Accounts and all present and future cash and other items in the Network Accounts (including checks, drafts and other items or instruments for which the bank maintaining any Network Account has given the Sellers provisional credit, certificates of deposit, cash, wire transfers of funds, automated clearing house entries, credits from merchant card transaction and other electronic funds transfers credited to or held for deposit in or credit to the Network Account) and in the proceeds thereof. This provision and the grant of the security interest herein shall survive (i) any termination of this Agreement until ninety (90) days following the termination of the MSA or (ii) the Closing. To the extent that after the Closing any third party claim is made against the Network Accounts and the proceeds thereof challenging the Purchaser’s ownership thereof (which is contemplated to become effective upon the Closing), the security interest granted herein to the Network Accounts and the proceeds thereof shall continue to be effective. The Sellers hereby authorize the Purchaser to file one or more financing statements (and any necessary amendments thereto) with the appropriate filing offices to perfect the grant of the security interests provided herein.

5.2        Confidentiality.

(a) None of the parties hereto will issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other parties; provided, that, the Company shall issue, on or promptly following the date hereof, a press release substantially in the form of Exhibit E hereto (the “Signing Date Press Release”); provided, further, that in no event shall the Company be restricted from making any public disclosure to the extent it reasonably believes such disclosure is required by applicable law, rule or regulation, including any regulation by any self-regulatory authority and such disclosure is not inconsistent with the Signing Date Press Release.

(b) From and after the Closing and in consideration of the consummation of the transactions contemplated herein, each Seller covenants and agrees at all times to hold as secret and confidential (unless disclosure is required pursuant to court order, subpoena in a governmental proceeding, arbitration or pursuant to other process, or requirement of applicable law, rule or regulation, including any regulation by any self-regulatory authority, in which case such party will provide the Purchaser reasonable notice prior to such disclosure and shall take all reasonable steps to prevent or limit disclosure) any and all knowledge, information, developments, methods, processes, trade secrets, know-how and confidences of each Seller relating to the Acquired Assets, including any and all information relating to the transaction contemplated herein and in the other Transaction Documents (“Confidential Information”), to the extent such matters have not previously been made public, are not thereafter made public, or do not otherwise become available to a Seller from a third party who is not bound by any confidentiality agreement with the Purchaser. The phrase “made public” as used in this Agreement shall apply to matters within the domain of the general public or industry of the Network, other than as a result of a disclosure by a Seller or its Representatives or Affiliates in violation of the terms of this Agreement. From and after the Closing, each Seller agrees not to use such knowledge for its own benefit or for the benefit of others or disclose any such Confidential Information without the prior written consent of the Purchaser, which consent shall make express reference to this Agreement.

5.3 Restrictive Covenants.

(a) Non-Competition Covenant. As part of the consideration hereof and as a material inducement for the Purchaser to enter into this Agreement and more effectively to protect the value and goodwill of the Acquired Assets of the Sellers acquired by the Purchaser, each Seller covenants and agrees that, during the period commencing on the Closing Date and ending on the date which is four (4) years after the Closing Date (the “Restricted Period”), it shall not, except on behalf of the Purchaser pursuant to the terms and conditions of an agreement with the Purchaser, directly or indirectly, engage in, own an interest in, operate, join, control, or participate in, including as an officer, director, employee, advisor, consultant, agent, partner, proprietor or otherwise, any business activity which is the same or substantially the same as, or which performs any substantial part of, the Network, in any state in which the Network operates.

(b) Non-Solicitation Covenant. Each Seller further covenants and agrees that, during the Restricted Period, they shall not, except on behalf of the Purchaser pursuant to the terms and conditions of an agreement with the Purchaser, directly or indirectly:

(i) recruit, attempt to recruit or hire any employee or independent contractor of the Purchaser or full-time consultant of the Purchaser for the purposes of hiring or retaining such employee, independent contractor or consultant (provided, however, that the generalized, non-targeted searches for employees through the publication of an advertisement or other public announcement shall not be deemed a recruiting effort, enticement, solicitation, or inducement or employment in violation of this section);

(ii) solicit, contact, call upon, communicate with or attempt to communicate with any client, customer or vendor of the Purchaser (including any client, customer or vendor that is a party to any of the Acquired Contracts), to cease doing business with the Purchaser, to enter into a contract or arrangement with any competitor of the Purchaser, or in any way interfere with its relationship with the Purchaser.

(c) Each Seller acknowledges that the covenants in this Section 5.3 are a reasonable protection of the goodwill of the businesses being acquired by the Purchaser. The parties acknowledge and agree that the restrictions contained in this Section 5.3 are reasonable (including as to scope, time and area), not unduly restrictive, supported by adequate consideration, and any violation of these restrictions would cause immediate and irreparable injury to the Purchaser for which there would be no adequate monetary damages. In addition, the parties acknowledge and agree that the restrictions contained in this Section 5.3 are essential elements of this Agreement, and that but for these restrictions, the Purchaser would not have agreed to enter into this Agreement and the transactions contemplated hereby, and each Seller agrees not to challenge the validity or importance of such restrictions. In the event of a breach or a threatened breach by a Seller of such restrictions, each Seller acknowledges and agrees that the Purchaser shall be entitled to an injunction restraining a breaching party from such breach or threatened breach without the requirement of posting bond, in addition to any other remedy to which the Purchaser may be entitled at law or in equity. If any court determines that any provision of this Section 5.3 is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such portion of such provision until, in such reduced form, and such provision shall be enforceable. It is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Section 5.3 in the jurisdiction of the court that has made the adjudication.

5.4 Company Employees and Plans. The parties acknowledge and agree that none of the contracts of employment of any employee of a Seller on Closing or any Employee Obligations of any kind shall be assumed by the Purchaser as a result of this transaction.

5.5 Cooperation on Tax Matters.

(a) The parties hereto shall reasonably cooperate, and shall cause their respective representatives to cooperate, in preparing and filing all Tax Returns (including the Tax Returns of Affiliates and any amended Tax Returns and claims for refund), in handling audits, examinations, investigations and administrative, court or other Legal Proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, in each case including reasonably making employees available to assist the requesting party, timely providing information reasonably requested, maintaining and making available to each other all records necessary in connection therewith. Any information obtained by any party or its Affiliates from another party or its Affiliates in connection with any Tax matters to which this Agreement relates shall be kept confidential, except: (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Proceeding relating to Taxes or as may be otherwise required by applicable Law, to enforce rights under this Agreement or to pursue any claim for refund or contest any proposed Tax assessment; or (ii) for any external disclosure in audited financial statements or regulatory filings which a party reasonably believes is required by applicable Law or stock exchange or similar applicable rules.

(b) Notwithstanding the provisions of Section 5.5(a), and in addition to all other obligations imposed by this Section 5.5: (i) the parties agree to give the other party reasonable written notice prior to transferring, destroying or discarding any files and records with respect to any Tax matters in which the parties must cooperate pursuant to Section 5.5(a) and, if the other party so requests, shall allow the other party to take possession of such files and records; and (ii) the Sellers shall retain all such files and records of each Seller until the expiration of any applicable statute of limitations (including any extension thereof) with respect to Tax Returns filed on behalf of the Company or its Affiliates.

5.6 Payments Relating to Acquired Assets. In the event that, following the Closing, either party receives any payments properly due to the other party in respect of the Acquired Assets or the Excluded Assets, as applicable, the receiving party shall immediately cause such amounts to be endorsed and transferred to the proper party.

5.7 Insurance. During the Pre-Closing Period, the Sellers shall maintain in full force and effect each of the insurance policies listed on Schedule 3.16 until the expiration of their respective existing terms and, if a term of any policy ends during the Pre-Closing Period, to cause such policy to be extended or replaced to maintain such coverage during the Pre-Closing Period (with any such renewal or replacement policy being on comparable terms as to coverage, deductibles, limits and other material terms). Following the Closing, the Sellers shall maintain in full force and effect their insurance policies in the ordinary course of business; provided, however, that with respect to the Company’s Managed Care Errors & Omissions policy listed on Schedule 3.16, the Sellers shall, prior to the Closing, obtain tail coverage (i.e., an extended reporting period) for such policy effective no later than the Closing Date which provides coverage for a period of not less than twelve months following the Closing Date (and the Sellers shall provide written evidence of the purchase of such tail coverage to the Purchaser).

5.8 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be split 50%-50% by each of the Sellers, on the one hand, and the Purchaser, on the other hand. The Sellers shall procure the filing of all necessary documentation relating to such Transfer Taxes and the parties shall cause members of their respective groups to sign any such documentation (except that a party shall not be required to sign any document which it reasonably considers not to be accurate and correct in all material respects). To the extent that any Transfer Taxes are required to be remitted to any Taxing Authority, the Sellers shall discharge such obligation and the portion of any such Transfer Tax owed by Purchaser pursuant hereto shall be remitted to the Sellers within five (5) Business Days of the Company submitting a written invoice of such amount owed by the Purchaser to the Purchaser.

5.9 Cooperation; Closing Consents.

(a) Each Seller shall cooperate with the Purchaser (at no cost to the Purchaser) to ensure a smooth and orderly transition of the Network, including, without limitation, assisting in the transition of customer and provider relationships. Purchaser shall use commercially reasonable efforts to provide notice to and obtain consents, approvals or authorizations from third party customers and providers to the extent required in connection with the transactions contemplated by this Agreement. The Purchaser agrees to provide, at its expense, the Purchaser’s own staffing resources and to pay all mailing and other communications costs, in connection with delivery of notice to or obtaining any consents, approvals or authorizations from any third parties (including, without limitation, clients, customers and providers) that are required in connection with the transactions contemplated by this Agreement; provided that the Purchaser shall not be responsible for any other out-of-pocket costs incurred in connection with obtaining any consents, approvals or authorizations required pursuant to this Agreement (whether prior to or following the Closing).

(b) Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Acquired Contract is not capable of being transferred by a Seller to the Purchaser pursuant to this Agreement without the consent, approval or authorization of a third party, and such consent, approval or authorization is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach or a violation of the Acquired Contract or any Law in any material respect (each a “Specified Consent”), nothing in this Agreement shall constitute an assignment or transfer or an attempted assignment or transfer thereof. In the event that any such Specified Consent is not obtained on or prior to the Closing, each Seller shall use commercially reasonable efforts to, or to cause one of its Affiliates to use commercially reasonable efforts to: (i) provide to the Purchaser the economic and other benefits of the applicable Acquired Contract solely to the extent received or receivable by a Seller after Closing; (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Purchaser; and (iii) enforce at the request and expense of the Purchaser and for the account of the Purchaser, any rights of a Seller arising from any such Acquired Contract. In the event a Seller actually receives cash or other payment instrument pursuant to any Acquired Contract (or any Contract that would otherwise be an Acquired Contract but for the receipt of a Specified Consent), such Seller shall immediately pay or provide such amount to the Purchaser. Once a Specified Consent is obtained, the applicable Acquired Contract shall be deemed to have been automatically assigned and/or transferred to the Purchaser on the terms set forth in this Agreement with respect to the other Acquired Contracts transferred and assumed at the Closing.

ARTICLE 6

INDEMNIFICATION

6.1 Survival. All representations and warranties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification hereunder with respect to such representations and warranties, shall survive the Closing for a period of twenty-four (24) months (such period, the “Survival Period”); provided, that (i) the representations and warranties contained in Sections 3.7, 3.8, 3.12, 3.13, 3.15 and 3.16 shall survive for the applicable statute of limitations periods, and (ii) the representations and warranties contained in Sections 3.1, 3.2 and 3.4, 4.1 and 4.2 shall survive indefinitely ((i) and (ii) collectively, the “Fundamental Representations”). In the event written notice of any claim for indemnification shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

6.2 Indemnification.

(a)                From and after the Closing, each Seller shall, jointly and severally, defend, reimburse, indemnify and hold harmless the Purchaser and its Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each a “Purchaser Indemnified Party”) for and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, deficiencies, interest, awards, judgments and penalties (including reasonable costs of investigation and attorneys’ fees and other professionals’ fees and expenses), whether or not involving a third party claim (hereinafter a “Loss”) suffered or incurred by any Purchaser Indemnified Party, to the extent arising out of or resulting from:

(i) any breach of any representation or warranty made by a Seller contained in this Agreement, or

(ii) any breach or nonfulfillment of any agreement or covenant by a Seller contained in this Agreement or in any Transaction Document, or

(iii) any breach of any representation or warranty made by a Seller made in any closing certificate, closing document or other Transaction Document, or

(iv) any Retained Liabilities or Excluded Assets, or

(v) the matters referred to on Schedule 6.2(a)(v), or

(vi) the Company or any other Seller (to the extent wholly unrelated to the Network), or

(vii) the Network prior to October 1, 2014.

(b)               From and after the Closing, the Purchaser shall defend, reimburse, indemnify and hold harmless the Sellers and their respective Affiliates, officers, directors, shareholders, employees, agents, representatives, successors and assigns (each a “Company Indemnified Party”) for and against any and all Losses, arising out of or resulting from:

(i) any breach of any representation or warranty made by the Purchaser contained in this Agreement, or

(ii) any breach or nonfulfillment of any agreement or covenant by the Purchaser contained in this Agreement or in any other Transaction Document, or

(iii) any misrepresentation in or omission from any closing certificate furnished by the Purchaser in connection with the performance hereof or in any other Transaction Document, or

(iv) any Assumed Liabilities and Assumed Current Obligations expressly assumed by the Purchaser hereunder.

(c)                For all purposes of this Section 6, “Losses” shall be net of any insurance or other recoveries actually received by the Indemnified Party (as defined below) or its Affiliates in connection with the facts giving rise to the right of indemnification.

6.3 Notice of Loss; Third Party Claims.

(a)                If a Purchaser Indemnified Party or a Company Indemnified Party (an “Indemnified Party”) believes that a matter has occurred that entitles it to indemnification (other than matters covered by Section 6.3(b)), the Indemnified Party shall give prompt written notice to the Indemnifying Party describing such matter in reasonable detail. The Indemnified Party shall be entitled to give such notice prior to the establishment of the amount of its Losses and to supplement its claim from time to time thereafter by further notices as they are established. The Indemnifying Party shall send a written response to such claim for indemnification within thirty (30) days after receipt of the claim stating its acceptance or objection to the indemnification claim, and explaining its position with respect thereto in reasonable detail (an “Objection Notice”). If such Indemnifying Party does not respond within such thirty (30) day period, it will be deemed to have accepted the Indemnified Party’s indemnification claim as specified in the notice given by the Indemnified Party. If the Indemnifying Party gives a timely Objection Notice, then the parties shall comply with the dispute resolution procedure set forth in Section 8.8 of this Agreement.

(b)                If an Indemnified Party shall receive notice of any Legal Proceeding, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Section 6, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 6 except to the extent that the Indemnifying Party can demonstrate actual and material prejudice from such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Section 6. If the Indemnifying Party acknowledges in writing to the Indemnified Party its unqualified obligation to fully indemnify the Indemnified Party as provided hereunder, the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against such Third Party Claim and fulfill its indemnification obligations hereunder, the Indemnifying Party conducts the defense of the Third Party Claim actively, competently and diligently and at its own costs and expense, and the Third Party Claim does not involve injunctive relief, specific performance or other similar equitable relief, any Governmental Body as a party thereto, or any criminal allegations; provided, however, that if the Indemnifying Party is controlling the defense and there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel at the expense of the Indemnified Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnified Party or the Indemnifying Party, and neither party shall admit to any criminal liability with respect to any such Third Party Claim, without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed.

6.4 Limitation on Liability.

(a)                The maximum amount of aggregate Losses for which the Sellers shall be liable under this Agreement with respect to one or more breaches of Section 6.2(a)(i) or, solely to the extent relating to matters subject to the Survival Period, Section 6.2(a)(iii), shall not exceed the Purchase Price; provided further, that such limitations in this Section 6.4(a) shall not be applicable to any indemnification obligations involving a breach of a Fundamental Representation.

(b)               A Seller shall not be liable for any Losses suffered by any Purchaser Indemnified Party arising out of a breach of Section 6.2(a)(i), unless the aggregate amount of all Losses, in aggregate, suffered by the Purchaser Indemnified Parties Party exceeds Forty Thousand Dollars ($40,000) (the "Basket Amount"), in which case indemnification shall be made for all amounts, including the Basket Amount. The Purchaser shall not be liable for any Losses suffered by any Company Indemnified Party arising out of a breach of Section 6.2(b)(i), unless the aggregate amount of all Losses, in aggregate, suffered by the Company Indemnified Parties Party exceeds the Basket Amount, in which case indemnification shall be made for all amounts, including the Basket Amount.

(c)                Notwithstanding anything to the contrary contained herein no Losses shall be recoverable hereunder that constitute consequential damages (unless relating to a Third-Party Claim for which an Indemnified Party was entitled to indemnification pursuant to this Section 6).

(d)               Notwithstanding anything herein to the contrary, in no event shall the Sellers be required to indemnify, defend, reimburse or hold harmless any Purchaser Indemnified Party from any Loss arising from any error or omission of the Purchaser in connection with the Purchaser’s actions or omissions pursuant to the MSA to the extent relating to invoicing, collection services, payments, re-pricing of claims, dual-repricing, provider credentialing and re-credentialing services, and book-keeping and accounting (but specifically excluding any errors or omission resulting from information provided by a Seller or otherwise the result of acts or omissions of a Seller).

6.5 Knowledge of Matters.

(a) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or any Transaction Document shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

(b) Notwithstanding Section 6.5(a), the following exceptions shall apply:

(i) The Purchaser shall be deemed to have knowledge of, and such information shall be considered disclosed for purposes of clause (b) of Section 3.3, with respect to any third party consent required in connection with the consummation of the transactions contemplated by this Agreement to the extent of the express terms of any Provider and Customer Contracts;

(ii) The Purchaser shall be deemed to have knowledge of, and such information shall be considered disclosed for purposes of Section 3.6(g), with respect to any amendment or termination of any Provider and Customer Contracts that occurred on or after January 1, 2015 and for which the Purchaser received written notice of and fully executed copy of any amendment relating thereto;

(iii) The Purchaser shall be deemed to have knowledge of, and such information shall be considered disclosed for purposes of Schedule 3.10(a), any written Contracts that are Acquired Contracts that otherwise should have been listed on Schedule 3.10(a) (but were not so listed) where the Purchaser has a record in its ordinary course business records of such Contract being in effect as of the date hereof;

(iv) The Purchaser shall be deemed to have knowledge of, and such information shall be considered disclosed for purposes of Section 3.10(b), to the extent applicable, to the extent the Purchaser has received written notice of a breach or violation of a Contract for purposes of Section 3.10(b); and

provided, however, and for the avoidance of any doubt, nothing in this Section 6.5(b), shall limit or restrict in any way any rights to indemnification of the Purchaser Indemnified Parties with respect to the matters set forth on Schedule 6.2(a)(v).

6.6 Materiality. Notwithstanding anything to the contrary contained in this Agreement solely for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder (and not for whether a breach or misrepresentation has actually occurred), each representation, warranty and covenant in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” or similar qualifiers as if such words and surrounding related words (e.g. “reasonably be expected to,” “could have” and similar restrictions and qualifiers) were deleted from such representation, warranty or covenant.

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Mutual Conditions to Closing. The obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to Closing, of the following condition: no Legal Proceeding or Orders shall have been commenced or issued by or before any Governmental Body against any of the parties hereto, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of either party, is likely to render it impossible or unlawful to consummate such transactions.

7.2 Conditions to the Obligations of Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by the Purchaser, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers contained in this Agreement (x) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing and (y) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date with the same force and effect as if made as of the Closing, and except in the case of clause (y) above for such failure of such representations and warranties to be true and correct that would not have, individually or in the aggregate, a Material Adverse Effect, and (ii) the covenants and agreements contained in this Agreement to be performed by or complied with by any Seller at or before the Closing shall have been performed and complied with in all material respects.

(b) Consents and Approvals. With respect to the authorizations, consents, orders and approvals set forth on Schedule 7.2, the following shall have been obtained (and shall remain in full force and effect): (i) (A) consents from the counterparties to customer Contracts comprising at least 90% of the receivables of the Network (excluding customers who are Affiliates of Purchaser) arising in the first calendar quarter of 2016 and (B) consents from medical providers party to provider Contracts comprising at least 75% of the provider payment payables of the Network arising in the first calendar quarter of 2016 and (ii) consent from Wells Fargo Bank, National Association, and any other party holding a security interest in the Acquired Assets (and, in each case, any assignee or successor thereto) releasing all Liens on the Acquired Assets effective no later than the Closing and authorizing the Purchaser to file any required UCC financing statement amendments reflecting the release of such Liens.

(c) No Material Adverse Effect. No event or events shall have occurred which, individually or in the aggregate, have a Material Adverse Effect other than as a result of: (i) changes adversely affecting the United States economy, (ii) changes adversely affecting the industry in which the Network operates, (iii) the announcement or pendency of the transactions contemplated by this Agreement, (iv) changes in laws, (v) changes in accounting principles other than by the Company, or (vi) acts of war or terrorism.

(d) Certificate. The Sellers shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified in Sections 7.2(a) – (c) is satisfied in all respects.

(e) Closing Deliveries. The Sellers shall have delivered the documents required in accordance with Section 2.2(b).

(f) Termination Agreement. The Termination Agreement shall have remained in full force and effect at all times prior to the Closing and the Deposit Account Control Agreement shall have remained in full force and effect from the applicable date of such Agreement through the Closing.

7.3 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by the Sellers, at or prior to the Closing, of each of the following conditions:

(a)                                   Representations. Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and (ii) the covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects.

(b) Certificate. The Purchaser shall have delivered to the Company a certificate to the effect that each of the conditions specified in Section 7.3(a) is satisfied in all respects.

(c) Closing Deliveries. The Purchaser shall have delivered the documents and the Purchase Price required in accordance with Section 2.2(c).

ARTICLE 8

MISCELLANEOUS

8.1 Certain Definitions. In addition to the terms defined in the preamble, recitals and other Sections of this Agreement, the following terms have meanings set forth in this Section 8.1:

“Adjusted Shortfall Amount” shall mean the amount of the then aggregate Provider Liability less the balance of the Network Account and less the aggregate amount of all current (i.e., within 30 days’) accounts receivable from clients of the Network (each such amount determined as of the termination date of this Agreement).

“Affiliate” of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreed Provider Payment” means an amount payable by the Purchaser to pay the accrued and unpaid Provider Liability due as of the Closing Date (consistent with the payment practices of the Network and net of prior payments made before the Closing Date and net of the amounts to be paid by the Company to the Network Account pursuant to Sections 2.2(a) and 2.2(b)(i)). For the avoidance of any doubt, the Agreed Provider Payment does not include any amount that is a Retained Liability.

“Business Days” means any day of the year on which national banking institutions in Dallas, Texas are open to the public for conducting business and are not required or authorized to close.

“Closing Date Provider Liability” means the aggregate amount, as of the Closing of the Provider Liability.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or any other subsidiary of the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person. For the avoidance of any doubt, the term “Company Subsidiary” includes Ancillary Care Services and Ancillary Care Services-Worker’s Comp.

“Contract(s)” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Deposit Account Control Agreement” means the Deposit Account Control Agreement, by and among Capital One, National Association, the Company and Purchaser, substantially in the form of Exhibit F.

“Disclosure Schedules” means all of the disclosure schedules in Article 3 of this Agreement.

“Employee Benefit Plans” mean (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA and (ii) all employee benefit arrangements or payroll practices, including plans or agreements providing for bonuses, incentive compensation, equity or equity-based compensation, deferred compensation, pension, welfare benefit, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, dental, vision, medical insurance, life insurance or tuition reimbursement or scholarship, maintained by a Seller or any ERISA Affiliate or to which a Seller or any ERISA Affiliate contributed or is obligated to contribute or ever has been obligated to contribute or that cover any current or former employees or independent contractors.

“Employee Obligations” means any liabilities or obligations of any kind (including under any Employee Benefit Plan) owed to any current or former employees or independent contractors of a Seller.

"Environmental Law" means any Law concerning Releases into any part of the natural environment, or activities that might result in damage to the natural environment, or any Law that is concerned in whole or in part with the natural environment and with protecting or improving the quality of the natural environment and protecting public and Employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (33 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) ("OSHA"), as such Laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous state or local statutes, and the regulations promulgated pursuant thereto, and any and all treaties, conventions and environmental public and employee health and safety statutes and regulations or analogous requirements of non-United States jurisdictions in which a Seller conducts any business.

"Environmental Matters" means any matter arising out of or relating to the production, storage, transportation, disposal or Release of any Hazardous Material or otherwise arising out of or relating to safety, health or the environment which could give rise to liability or require the expenditure of money to address, and shall include, without limitation, the costs of investigating and remedying any of the foregoing matters, any fines and penalties arising in connection therewith, and any claim in respect thereof for damages or injunctive relief for alleged personal injury, property damage or damage to natural resources under common Law or other Environmental Law.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with a Seller under any of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

“Family Group” means an individual’s spouse and descendants (whether natural or adopted), any custodian of a custodianship for and on behalf of one or more such individuals or such individuals’ relatives and any trustee of a trust solely for the benefit of one or more such individual.

“Formation Documents” means with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

"Hazardous Materials" means any substance, material or waste which is regulated by any local, state or federal Governmental Body in the jurisdiction in which a Seller conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "subject waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, including but not limited to, petroleum products, asbestos, radon and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, at a particular time, without duplication, (i) any obligations of such Person under any indebtedness for borrowed money, (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness of such Person pursuant to a guarantee to a creditor of another Person, (iv) any obligations under capitalized leases or with respect to which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations such Person assures a lender or lessor under any such lease against loss, (v) any borrowing of money secured by a Lien on such Person’s assets, (vi) any obligations under factoring or similar agreements with respect to receivables that have been factored or pledged, (vii) any off-balance sheet obligations that by the nature of their terms will ultimately be deemed to be, by conversion of otherwise, or treated, for tax purposes or otherwise, as debt, (viii) any obligation for interest, premiums, penalties, fees, make-whole payments, expenses, indemnities, breakage costs and bank overdrafts with respect to items described in clauses (i) through (vii) above, and (ix) any obligations of such Person for the deferred and unpaid purchase price of property or services (other than trade and other payables, accrued expenses and other current liabilities).

“Knowledge of the Company” or the “Company’s Knowledge” means the facts and circumstances that are actually known by John Pappajohn, Adam S. Winger, or Jim Honn; provided, however, that with respect to any references to Knowledge of the Company in Section 3.9, Section 3.10, Section 3.11 and Section 3.12, it shall mean the facts and circumstances that are actually known, after due inquiry, by John Pappajohn, Adam S. Winger, or Jim Honn.

“Law” means any applicable federal, national, supranational, foreign, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

“Lien” means any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Management Fees” has the definition set forth in the MSA. For the avoidance of any doubt, “Management Fees” includes the “Monthly Net Profit” and the “HSPC Cost Plus Amount” (as such terms are defined in the MSA) and shall be calculated by the Purchaser consistent with its past practices in the ordinary course of business.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Provider Liability” means all outstanding amounts owed by a Seller and its Affiliates to medical providers of the Network.

“Related Party” means any of any Seller’s present officers, managers, employees or member of the Family Group of any of a Seller’s present or former officers, employees or members (or any Person in which any of the foregoing controls or has a material financial interest, directly or indirectly).

"Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by a Seller, including the movement of any Hazardous Material or other substance through or in the air, soil, surface water, groundwater, or property.

“Representatives” of a Person means its officers, employees, agents, legal and financial advisors and accountants.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, ad valorem, sales, use, transfer, parking, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Taxing Authority” means any Federal, state, county, municipal or local, domestic or foreign, governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect to Taxes.

“Tax Return” means any return declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Termination Agreement, the Deposit Account Control Agreement, the Transition Services Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Trademark Assignment and any other ancillary agreements or instruments contemplated hereby and thereby.

8.2 Expenses. Each party shall pay their own fees and expenses incurred in connection with this transaction, including legal expenses and out-of pocket expenses; provided, however, that the Sellers and the Purchaser shall split 50%-50% any sales, use or other transfer taxes assessed on the transfer of the Acquired Assets.

8.3 Specific Performance; Remedies. The parties acknowledge and agree that the breach of this Agreement, by the Purchaser, on the one hand, or the Sellers, on the other hand, would cause irreparable damage to the other party and that the other party will not have an adequate remedy at Law. Therefore, the obligations of the parties under this Agreement, including each Seller’s obligation to sell the Acquired Assets to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. All remedies under this Agreement are cumulative and not exclusive.

8.4 Further Assurances. The parties agree to execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

8.5 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Transaction Documents represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Sellers, on the one hand, and the Purchaser, on the other hand, and any such amendment or waiver shall be binding on all parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

8.6 Third Party Beneficiaries. Except as provided in Section 6, nothing in this Agreement, express or implied, shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas without giving effect to the principles of conflict of laws thereunder which would specify the application of the Law of another jurisdiction.

8.8 Dispute Resolution.

(a) The parties to this Agreement shall act in good faith and use commercially reasonable efforts to resolve, within thirty (30) days after written notice thereof, any claim, action, dispute, controversy or disagreement (each a “Dispute”) between the parties or any of their respective successors and assigns under or related to this Agreement or any other Transaction Document. The party bringing any Dispute shall give to the other party a statement setting forth in reasonable detail the nature of the claims involved in such Dispute, the amount involved, if any, and the remedy sought. No party hereto shall seek, nor shall be entitled to seek, binding outside resolution of the Dispute unless and until the parties have been unable to amicably resolve the dispute as set forth in this Section 8.8(a) and then, only in compliance with the procedures set forth in this Section 8.8; provided, however, that notwithstanding anything to the contrary in this Section 8.8, nothing herein shall limit or restrict the parties from seeking equitable or other judicial relief to enforce the provisions under this Agreement or any of the other Transaction Documents or to preserve the status quo pending resolution of such Dispute.

(b) If the parties are unable to resolve the Dispute within such 30-day period, such dispute shall thereafter be governed and determined exclusively and finally by arbitration. Such arbitration shall be conducted by the American Arbitration Association (“AAA”) in Dallas, Texas and shall be initiated and conducted in accordance with the Commercial Arbitration Rules of the AAA (“Commercial Rules”), as such rules shall be in effect on the date of delivery of a demand for arbitration (“Demand”), except to the extent that such rules are inconsistent with the provisions set forth herein.

(c) The arbitration shall be conducted by a single arbitrator (the “Arbitrator”) to be mutually selected by, and agreeable to, the parties. If the parties are unable to agree on the Arbitrator within forty-five (45) days of the date of a Demand, then the parties agree that an Arbitrator shall be designated by the AAA. In any event, the Arbitrator shall be independent (not a party to this Agreement, nor a lawyer of a party to this Agreement, nor a Related Party of a party to this Agreement or Affiliate) without any economic or financial interest of any kind in the outcome of the arbitration. The Arbitrator shall have practiced law for at least fifteen (15) years and shall have in-depth knowledge of corporate and commercial matters.

(d) The award rendered by the Arbitrator shall be final, binding and non-appealable, and judgment upon such award may be entered as an order in any court of competent jurisdiction. The parties agree to submit to the jurisdiction of any such court for purposes of the enforcement of any such order. The parties agree that the existence, conduct and content of any arbitration shall be kept confidential and no party shall disclose to any Person any information about such arbitration, except as may be required by Law or by any Governmental Body.

(e) Except as otherwise provided in this subsection, each party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses and costs in connection with the presentation of such party’s case (collectively, “Attorneys’ Fees”). The remaining costs of the arbitration, including without limitation, fees of the Arbitrator, costs of records or transcripts and administrative fees (collectively, “Arbitration Costs”) shall be borne equally by the parties (i.e., 50% by the Sellers and 50% by the Purchaser). Notwithstanding the foregoing, the Arbitrator shall award to the prevailing party its Attorneys’ Fees and Arbitration Costs, which shall be paid by the non-prevailing party. The provisions of this Agreement will be binding on the Arbitrator.

8.9 Headings; Interpretive Matters.

(a)                                   The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. EACH PARTY HAS BEEN REPRESENTED BY THEIR OWN RESPECTIVE LEGAL COUNSEL IN CONNECTION WITH THE NEGOTIATION OF, AND ENTRY INTO, THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

(b)                                  The Disclosure Schedules shall be subject to the following terms and conditions: headings and introductory language have been inserted on the sections of the Disclosure Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

8.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally, (ii) the second Business Day if mailed by certified mail, return receipt requested, or (iii) the next Business Day if sent by a nationally recognized overnight courier service (postage prepaid), to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to a Seller:	GoNow Doctors 55 Ivan Allen Jr. Blvd, Suite 510 Atlanta, Georgia 30309 Attn: Adam S. Winger, President
If to the Purchaser:	HealthSmart Preferred Care II, L.P. 222 W. Las Colinas Blvd, Suite 600N Irving, Texas 75039 Attention: Senior Vice President & General Counsel
with a copy to:	Manatt, Phelps & Phillips, LLP Park Tower 695 Town Center Drive, 14th Floor Costa Mesa, CA 92626 Attention: Matthew S. O’Loughlin, Esq.

All notices are effective upon receipt or upon refusal if properly delivered.

8.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable matter to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.12 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns (as permitted in accordance with the terms of this Agreement). No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the Sellers or the Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided that the Purchaser may assign its rights and obligations under this Agreement to any Affiliate of the Purchaser or to any Person acquiring all or substantially all of its assets or voting control in either case without the Sellers’ prior consent; provided further, that no such assignment by the Purchaser shall relieve the Purchaser of its duties, obligations or liabilities under this Agreement.

8.13 Counterparts and Facsimile. This Agreement may be executed simultaneously in two or more counterparts each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Executed signature pages delivered by and by facsimile or by electronic delivery in PDF or similar electronic format will be sufficient to bind the parties hereto and will be treated in all respects as original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

AND SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“SELLERS”

AMERICAN CARESOURCE HOLDINGS, INC., a Delaware corporation

By:

Name: Adam S. Winger

Title: President

Ancillary Care Services, Inc., a Delaware corporation

By:

Name:

Title:

Ancillary Care Services-Worker’s Compensation, Inc., a Delaware corporation

By:

Name:

Title:

“PURCHASER”

HEALTHSMART PREFERRED CARE II, L.P.,

a Texas limited partnership

By:

Name:

Title:

Exhibit A

EXECUTION VERSION

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is entered into as of June 15, 2016 by and between HealthSmart Preferred Care II, L.P., a Texas limited partnership (“HSPC”) and American CareSource Holdings, Inc., a Delaware corporation (“ANCI”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, HSPC and ANCI have entered into that certain Asset Purchase Agreement, dated as of June 15, 2016 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”);

WHEREAS, HSPC and ANCI are parties to that certain Management Services Agreement, dated as of October 1, 2014 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “MSA”);

WHEREAS, as a material inducement to HSPC to enter into, and to consummate the transactions contemplated under, the Purchase Agreement, the parties have agreed to (i) cause the MSA to be terminated simultaneously with the Closing in accordance with the terms and conditions set forth in this Agreement and (ii) enter into this Agreement and provide the representations, warranties, covenants and waivers and releases set forth herein; and

WHEREAS, the parties desire to terminate the MSA simultaneously with, and contingent upon, the Closing.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree hereby as follows:

1.                  Termination of MSA; Survival of Certain Provisions. Notwithstanding anything in the MSA to the contrary, simultaneously with the Closing, the MSA shall be terminated and shall have no further force or effect; provided, however, that notwithstanding the foregoing or anything else to the contrary that may be set forth herein, but subject to the waivers and releases of certain claims set forth in Section 2 of this Agreement, (i) Sections 12 through 15 (solely with respect to matters occurring prior to the termination and solely relating to third party claims) of the MSA and (ii) Sections 5, 19, 22 through 35 of the MSA shall survive termination of the MSA.

2.                  Waiver and Release of Certain Claims.

(a)                Subject to Section 2(c) below, effective as of, and contingent upon, the Closing, HSPC (for good and valuable consideration, the receipt and legal sufficiency of which is acknowledged by HSPC), waives and knowingly and voluntarily releases and forever discharges in all respects, all claims, controversies, actions, causes of action, cross-claims, counter-claims, rights, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this Agreement and the Closing) and whether known or unknown, suspected, or claimed by HSPC and/or HSPC’s shareholders, officers, directors and affiliates, and the respective successors, assigns and personnel of any of them (collectively, “HSPC Persons”) under the MSA against ANCI and/or ANCI’s shareholders, officers, directors and affiliates and the respective successors, assigns and personnel of each of them (collectively, “ANCI Persons”) (such matters collectively, “HSPC MSA Claims”), that ANCI or any other ANCI Persons breached the terms of the MSA. HPSC represents that it has made no assignment or transfer of any of the HSPC MSA Claims.

(b)               Subject to Section 2(c), effective as of, and contingent upon, the Closing, ANCI (for good and valuable consideration, the receipt and legal sufficiency of which is acknowledged by ANCI), waives and knowingly and voluntarily releases and forever discharges in all respects, all claims, controversies, actions, causes of action, cross-claims, counter-claims, rights, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this Agreement and the Closing) and whether known or unknown, suspected, or claimed by the ANCI Persons under the MSA against HSPC and/or any other HSPC Persons (such matters collectively, “ANCI MSA Claims”), that HSPC or any other HSPC Persons breached the terms of the MSA. ANCI represents that it has made no assignment or transfer of any of the ANCI MSA Claims.

(c)                Notwithstanding the foregoing, it is specifically agreed and acknowledged that the waivers and releases in Section 2(a) and Section 2(b) shall be subject to the following terms: (i) such waivers and releases are limited to direct claims sustained by each party as a result of the actions or omissions of the other party thereto pursuant to the MSA and nothing herein limits either party’s right to make a claim against the other in connection with a third party claim for which indemnification would otherwise be available under the MSA (a “Third Party MSA Claim”) and (ii) such waivers and releases shall not apply to, nor limit in any respect, (A) each party’s rights to, and obligations to provide, indemnification and all other remedies under the terms of the Purchase Agreement each of which shall survive the entry into this Agreement or (B) each party’s rights with respect to any breach of any representation or covenant of this Agreement. For the avoidance of doubt, if a Third Party MSA Claim is also subject to a claim for indemnification under the Purchase Agreement, the terms of the Purchase Agreement shall govern and control over any claim for a Third Party MSA Claim under this Agreement.

(d)               Each party covenants and agrees that, except as expressly provided in Section 2(c), this Agreement shall otherwise bar any and all claims, suits, actions, causes of action, remedies and/or proceedings whatsoever, whether at law, in equity, administrative, or otherwise, by or on behalf of ANCI against HSPC or any other HSPC Persons or by or on behalf of HPSC against ANCI or any other ANCI Persons that arise out of, relate to, or in any way are connected with, the MSA.

3.                  Confirmation of Prior Asset Sale. In connection with the entry by the parties into the MSA (and pursuant to Section 19 thereof), ANCI transferred, sold and assigned to HSPC certain tangible assets as listed on Schedule A hereto (the “Prior Asset Transfer”). The parties hereby acknowledge and confirm the Prior Asset Transfer occurred effective as of October 1, 2014.

4.                  Effectiveness; Termination. Sections 1 and 2 of this Agreement shall only be effective upon the consummation of the Closing under the Purchase Agreement and otherwise shall have no force and effect. In the event the Purchase Agreement is terminated in accordance with its terms prior to the Closing, this Agreement (other than Sections 1 and 2) and the MSA shall each continue in full force and effect along with the provisions of the Purchase Agreement that survive in accordance with its terms.

5.                  Miscellaneous.

(a)               Each party hereto represents and warrants to the other party hereto that it (i) has all requisite power and authority to execute and deliver this Agreement and to perform fully its respective obligations hereunder; (ii) the execution, delivery and performance by such party of this Agreement has been duly authorized by all necessary action on the part of such party, including by its board of directors and shareholders; and (iii) this Agreement has been duly and validly executed and delivered by such party and constitutes the legal, valid and binding obligations of such party enforceable against such party in accordance its terms.

(b)              The parties agree that the effectiveness of the waivers and releases in Section 2 following the Closing shall be interpreted in such manner as to be effective and valid to the maximum extent under applicable law. If any such waivers and releases (or portion thereof) in Section 2 is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or the application of Section 2 in any other jurisdiction, and such waivers and releases in Section 2 shall be reformed, construed and enforced in such jurisdiction to give the maximum permitted effect to such provision in such jurisdiction.

(c)              No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. EACH PARTY HAS BEEN REPRESENTED BY THEIR OWN RESPECTIVE LEGAL COUNSEL IN CONNECTION WITH THE NEGOTIATION OF, AND ENTRY INTO, This Agreement AND IN CONNECTION WITH THE GRANTING OF THE WAIVERS And releases of claims set forth herein.

(d)              This Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns.

(e)              The parties agree to execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

(f)               This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(g)              This Agreement may not be amended, modified or terminated except by a written instrument signed by each of the parties hereto.

(h)              This Agreement shall be governed by and construed in accordance with the law of the State of Texas except as to its conflicts of laws principles.

(i)               This Agreement, together with the Purchase Agreement, contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting the subject matter hereof.

[Remainder of This Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first set forth above.

“ANCI”

AMERICAN CARESOURCE HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

“HSPC”

HEALTHSMART PREFERRED CARE II, L.P.,
a Texas limited partnership

By:
Name:
Title:

[Signature Page to Termination Agreement]

Schedule A

Prior Asset Transfer

[See attached]

Exhibit B

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of [___], 2016 (this “Agreement”), is made by and among American CareSource Holdings, Inc., a Delaware corporation (“ANCI”), ANCI’s wholly owned subsidiaries Ancillary Care Services, Inc., a Delaware corporation (“ANC Services”), Ancillary Care Services-Worker’s Compensation, Inc., a Delaware corporation (“ANC WC” and together with ANCI and ANC Services, each a “Seller” and collectively, the “Sellers”), and HealthSmart Preferred Care II, L.P., a Texas limited partnership (“HSPC”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

R E C I T A L S

WHEREAS, HSPC and Sellers have entered into that certain Asset Purchase Agreement, dated as of June 15, 2016 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”); and

WHEREAS, as a material inducement to HSPC to enter into, and to consummate the transactions contemplated under, the Purchase Agreement, the Sellers have each agreed to use their respective, commercially reasonable efforts in furtherance of, and to cooperate with HSPC and its Affiliates in connection with, transitioning the Acquired Assets from the Sellers to HSPC to allow the continued uninterrupted operation of the Network and use of the Acquired Assets by HSPC following the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as set forth herein.

A G R E E M E N T

Section 1.                Transition Services.

(a)                Upon the terms and subject to the conditions contained herein, during the Term (as defined in Section 3 of this Agreement), the Sellers shall, and shall cause their Affiliates to, cooperate in good faith with HSPC, and to use commercially reasonable efforts to effectuate a smooth transition of the operations of the Network following the Closing to HSPC, including, without limitation, allowing HSPC to utilize the corporate names, trade names, tax ID numbers and other corporate identification numbers of the Sellers (the “Seller Information”) to the extent required to operate the Network in the ordinary course, consistent with past practices (collectively, the “Services”).

(b)               Nothing in this Agreement shall limit the obligations of Sellers or HSPC under the Purchase Agreement, including without limitation the covenants set forth in Article 5 of the Purchase Agreement.

Section 2.                Operation on Account for Service Receiver; Payment for Services.

(a)             All revenues, profits, rights, benefits, claims, causes of action and other elements of value of any kind derived from the Sellers provision of the Services under this Agreement shall inure to the benefit of HSPC. The Sellers shall not be paid any compensation of any kind under this Agreement for the Services and the Purchase Price and the other covenants and obligations of HSPC under the Purchase Agreement shall be the full and final consideration to the Sellers for the Services. Notwithstanding the foregoing, HSPC shall reimburse the Sellers for any out-of-pocket expenses pre-approved by HSPC and incurred by the Sellers in performing the Services, but only after production and delivery to HSPC of dated receipts substantiating such expenses.

(b)               In no event shall any of the Sellers withhold or delay providing Services on account of any breach, or alleged breach, of the Purchase Agreement, or any other agreement entered into in connection therewith.

Section 3.                Term and Termination and Effects of Termination. Except as otherwise agreed in writing by the parties, the Sellers’ obligation to provide or procure the Services shall cease on the date that is six (6) months from the Closing Date (as may be extended herein, the “Term”); provided, that HSPC shall have the right, but not the obligation, in its sole discretion, to extend the term for an additional three (3) month period if HSPC has been unable to fully transition the use of the Seller Information to applicable information of HSPC or its Affiliates prior to the original expiration date of the Term; and, provided, further, that HSPC shall have the right, but not the obligation, in its sole discretion, to terminate the Term prior to its expiration date at any time upon at least ten (10) days’ written notice provided to the Sellers. Sections 1(b), 2(a), 4 through 6 shall survive termination of the Term.

Section 4.                Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by in the same manner provided to such party in the Purchase Agreement.

Section 5.                No Dissolution of Sellers. During the Term, each Seller shall maintain, or cause to maintain, its legal existence in accordance with applicable Laws.

Section 6.                Miscellaneous.

(a)                Further Assurances. The parties agree to execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

(b)               Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable matter to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(c)                Interpretation. The section and subsection headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

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(d)               Entire Agreement; Amendments. This Agreement is the Transition Services Agreement referred to in the Purchase Agreement and constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. This Agreement is delivered pursuant to the Purchase Agreement and shall be construed therewith; provided, however, that in the event of any conflict between the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall govern.

(e)                Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas without giving effect to the principles of conflict of laws thereunder which would specify the application of the Law of another jurisdiction.

(f)                Dispute Resolution. Any dispute under this Agreement shall be resolved using the dispute resolution provisions in the Purchase Agreement.

(g)               Binding Effect; Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto (whether by operation of law or otherwise), nor shall any party delegate any of its duties or obligations hereunder, without the prior written consent of the other parties; provided, however, any party may assign this Agreement and any or all rights, duties or obligations hereunder to any Affiliate or to successors to their respective businesses, whether by sale of stock, sale of assets, merger, consolidation, or otherwise; provided, that, in the case of any such permitted assignment by any of the Sellers, such assignment shall be permitted only if there would be no interruption in HSPC’s ability to receive the same Services that HSPC was receiving from each of the Sellers prior to such assignment. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)               Waiver. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(i)                 No Third Party Beneficiaries. Except as provided in Section 6 of the Purchase Agreement, nothing in this Agreement, express or implied, shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract.

(j)                 Specific Performance; Remedies. The parties acknowledge and agree that the breach of this Agreement, by HSPC, on the one hand, or any of the Sellers, on the other hand, would cause irreparable damage to the other party and that the other party will not have an adequate remedy at Law. Therefore, the obligations of the parties under this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. All remedies under this Agreement are cumulative and not exclusive.

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(k)               Independent Contractor Status. With respect to each of the Services, the Sellers shall be deemed to be independent contractors to HSPC. Nothing contained in this Agreement shall create or be deemed to create the relationship of employer and employee between the Sellers and HSPC. The relationship created between the Sellers and HSPC pursuant to or by this Agreement is not and shall not be one of partnership or joint venture. Except as specifically and explicitly provided in this Agreement, and subject to and in accordance with the provisions hereof, no party to this Agreement is now, shall become, or shall be deemed to be an agent or representative of any other party hereto. Except as herein explicitly and specifically provided, neither party shall have any authority or authorization, of any nature whatsoever, to speak for or bind any other party to this Agreement.

(l)                 Purchase Agreement.  Nothing contained in this Agreement is intended or shall be construed to amend, modify, augment or decrease in any respect, or constitute a waiver of, any of the rights and obligations of the parties under the Purchase Agreement.

(m)             Counterparts and Facsimile. This Agreement may be executed simultaneously in two or more counterparts each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Executed signature pages delivered by and by facsimile or by electronic delivery in PDF or similar electronic format will be sufficient to bind the parties hereto and will be treated in all respects as original signatures.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

“SELLERS”

AMERICAN CARESOURCE HOLDINGS, INC., a Delaware corporation

By:
Name: Adam S. Winger
Title: President

Ancillary Care Services, Inc., a Delaware corporation

By:
Name:
Title:

Ancillary Care Services- Worker’s Compensation, Inc., a Delaware corporation

By:
Name:
Title:

“HSPC”

HEALTHSMART PREFERRED CARE II, L.P.,
a Texas limited partnership

By:
Name:
Title:

Exhibit C

BILL OF SALE

This Bill of Sale (this “Bill of Sale”) is executed and delivered as of [______________], by and among American CareSource Holdings, Inc., a Delaware corporation (the “Company”), and its wholly-owned subsidiaries Ancillary Care Services, Inc., a Delaware corporation (“Ancillary Care Services”) and Ancillary Care Services-Worker’s Compensation, Inc., a Delaware corporation (“Ancillary Care Services-Worker’s Comp” and together with the Company and Ancillary Care Services, each a “Seller” and collectively, the “Sellers”) as transferors, and HealthSmart Preferred Care II, L.P., a Texas limited partnership (the “Purchaser”), as transferee. All capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

WHEREAS, the Sellers and the Purchaser have entered into that certain Asset Purchase Agreement, dated as of June 15, 2016 (the “Purchase Agreement”), pursuant to which, among other things, the Sellers have agreed to transfer and assign the Acquired Assets to Purchaser subject to the terms and conditions set forth in the Purchase Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Sellers and the Purchaser agree as follows:

1.                  Effective as of the Closing, the Sellers hereby sell, transfer, convey, assign and deliver to Purchaser all of the respective Seller's right, title and interest in and to the Acquired Assets. The Sellers, at any time at or after the date hereof, agree to use their best commercial efforts to execute, acknowledge and deliver any further deeds, assignments, conveyances, documents, and instruments of transfer and will take any such other action consistent with the terms of the Purchase Agreement and this Bill of Sale that are reasonably necessary for the purpose of assigning, transferring, granting, conveying and confirming to Purchaser any or all of the Acquired Assets.

2.                  This Bill of Sale is intended only to effect the transfer, in accordance with the Purchase Agreement, of those Acquired Assets to be sold, transferred, conveyed, assigned and delivered to Purchaser pursuant to the Purchase Agreement and shall be governed entirely by the terms and conditions of the Purchase Agreement. Notwithstanding any other provision of this Bill of Sale to the contrary, nothing contained in this Bill of Sale shall in any way supersede, modify, rescind, waive, expand or in any way affect the provisions of, including, without limitation, the representations, warranties, covenants, indemnities and conditions contained in the Purchase Agreement.

3.                  No modification, amendment or waiver of any provision of this Bill of Sale, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement is sought.

4.                  This Bill of Sale shall be binding upon and inure to the benefit of the legal representatives, successors and permitted assigns of the Sellers and the Purchaser.

5.                  This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall be deemed to be one and the same agreement. A signed copy of this Bill of Sale delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Bill of Sale.

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6.                  This provisions hereof shall be governed and interpreted in all respects pursuant to the substantive laws of the State of Texas without regard to its conflict of laws principles.

[Remainder of This Page is Intentionally Left Blank]

2

IN WITNESS WHEREOF, this Bill of Sale has been executed by a duly authorized officer of each of the parties as of the day and year first above written.

“SELLERS”

AMERICAN CARESOURCE HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

Ancillary Care Services, Inc., a Delaware corporation

By:
Name:
Title:

Ancillary Care Services-Worker’s Compensation, Inc., a Delaware corporation

By:
Name:
Title:

“PURCHASER”

HEALTHSMART PREFERRED CARE II, L.P.,
a Texas limited partnership

By:
Name:
Title:

[Signature Page to Bill of Sale]

Exhibit D-1

Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this “Assignment”), is executed and delivered as of [______________], by and among American CareSource Holdings, Inc., a Delaware corporation (the “Company”), and its wholly-owned subsidiaries Ancillary Care Services, Inc., a Delaware corporation (“Ancillary Care Services”) and Ancillary Care Services-Worker’s Compensation, Inc., a Delaware corporation “Ancillary Care Services-Worker’s Comp” and together with the Company and Ancillary Care Services, each a “Seller” and collectively, the “Sellers”) as assignors, and HealthSmart Preferred Care II, L.P., a Texas limited partnership (the “Purchaser”), as assignee, pursuant to the terms of that certain Asset Purchase Agreement, dated as of June 15, 2016 (the “Purchase Agreement”), by and between the Sellers and the Purchaser. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Sellers and the Purchaser agree as follows:

1.                  Effective as of the Closing, the Sellers do hereby assign, sell, transfer, set over, convey and deliver to the Purchaser all of the respective Seller's right, title and interest in and to all of the Provider and Customer Contracts and the Acquired Contracts.

2.                  This Assignment is executed, delivered and accepted pursuant to, and is subject to, the Purchase Agreement. The Purchase Agreement shall at all times govern the rights and duties of the parties thereto with respect to the Assumed Liabilities, and all interested parties are hereby given notice of its existence. If there is any conflict between the terms and provisions of this Assignment and those of the Purchase Agreement, the terms of the Purchase Agreement shall control.

3.                  Upon the terms and subject to the conditions set forth in the Purchase Agreement, the Sellers will, at any time and from time to time, upon written request therefor, at the Purchaser’s expense, execute and deliver to the Purchaser, its successors or assigns, any new or confirmatory instruments which may be reasonably necessary to fully assign and transfer to and vest in the Purchaser or such successor or assign all of the Purchaser’s right, title and interest in and to the Provider and Customer Contracts and the Acquired Contracts and consummate the transactions contemplated by this Assignment.

4.                  No modification, amendment or waiver of any provision of this Assignment, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement is sought.

5.                  This Assignment shall be binding upon and shall inure to the benefit of the legal representatives, successors and permitted assigns of the Sellers and the Purchaser.

6.                  This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

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7.                  The provisions hereof shall be governed and interpreted in all respects pursuant to the substantive laws of the State of Texas without regard to its conflict of laws principles.

[Remainder of This Page is Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Assignment to be effective as of the date first above written.

“SELLERS”

AMERICAN CARESOURCE HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

Ancillary Care Services, Inc., a Delaware corporation

By:
Name:
Title:

Ancillary Care Services- Worker’s Compensation, Inc., a Delaware corporation

By:
Name:
Title:

“PURCHASER”

HEALTHSMART PREFERRED CARE II, L.P.,
a Texas limited partnership

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

Exhibit D-2

Trademark Assignment

This TRADEMARK ASSIGNMENT (this “Trademark Assignment”), is executed and delivered as of [______________], by American CareSource Holdings, Inc., a Delaware corporation (the “Seller”), as assignor, for the benefit of HealthSmart Preferred Care II, L.P., a Texas limited partnership (the “Purchaser”), as assignee, pursuant to the terms of that certain Asset Purchase Agreement, dated as of June 15, 2016 (the “Purchase Agreement”), by and between the Seller and the Purchaser. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, under the terms of the Purchase Agreement, the Seller has conveyed, transferred and assigned to the Purchaser, among other assets, certain intellectual property of the Seller, and has agreed to execute and deliver this Trademark Assignment, for recording with governmental authorities including, but not limited to, the US Patent and Trademark Office.

NOW THEREFORE, the Seller agrees as follows:

1.                  Assignment. FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby irrevocably conveys, transfers and assigns to the Purchaser, all of the Seller’s right, title and interest in and to the trademark registrations and applications set forth in Schedule 1 hereto, together with the goodwill connected with the use of and symbolized thereby and all issuances, extensions and renewals thereof (the “Trademarks”), and any and all claims and causes of action, with respect to any of the foregoing, whether accruing before, on and/or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages. The Purchaser hereby acknowledges receipt of the entire right, title and interest in and to the Trademarks.

2.                  Recordation and Further Actions. The Seller authorizes the Commissioner for Trademarks and any other governmental officials to record and register this Trademark Assignment upon request by the Purchaser. The Seller shall, at any time and from time to time, upon written request therefor, take such steps and actions, including the execution of any documents, files, registrations or other similar items, that may be reasonably necessary to ensure that the Trademarks are properly assigned to the Purchaser in the applicable jurisdictions.

3.                  Counterparts. This Trademark Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Trademark Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Trademark Assignment.

4.                  Successors and Assigns. This Trademark Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.                  Governing Law. The provisions hereof shall be governed and interpreted in all respects pursuant to the substantive laws of the State of Texas without regard to its conflict of laws principles.

[signature page follows]

IN WITNESS WHEREOF, the Seller has duly executed and delivered this Trademark Assignment to be effective as of the date first above written.

AMERICAN CARESOURCE HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

State of __________________________

County of ________________________

This instrument was acknowledged before me on ______________ (date) by

_______________________________________________ (name of person)

who made and acknowledged making his/her mark on the instrument in my presence and in the presence of two persons who have signed below.

______________________

(Signature of Notary Public)

(Seal)

____________________________   ____________________________

(Signature and Address of Witness)   (Signature and Address of Witness)

[Signature page to Trademark Assignment]

SCHEDULE 1

TRADEMARKS REGISTRATIONS

Trademark	Jurisdiction	Registration No.	Registration Date
ANCILLARY CARE SERVICES	US	4733840	May 12, 2015
Ancillary Care Services Logo	US	4409413	October 1, 2013
DiaSource	US	4376923	July 30, 2013

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Exhibit E

American CareSource Holdings, Inc. to Transfer Its Ancillary Network Business to HealthSmart

ATLANTA, June 17, 2016 (GLOBE NEWSWIRE) -- American CareSource Holdings, Inc. (OTCQB:GNOW) (the "Company"), an urgent and primary care company operating under the name GoNow Doctors ("GoNow"), announced today that it has entered into an asset purchase agreement with HealthSmart Preferred Care II, L.P. (“HealthSmart Preferred Care”), a subsidiary of HealthSmart Holdings, Inc. Under the terms of the asset purchase agreement, HealthSmart Preferred Care has agreed to purchase certain specified assets and contracts from the Company and from two of its wholly-owned subsidiaries related to the Company’s ancillary network business (the “Transaction”).  The Transaction does not include the Company’s urgent care and primary care business and excludes other mutually agreed assets and liabilities.

As we previously announced, we commenced efforts in the fourth quarter of 2015 to sell our ancillary network business to HealthSmart Preferred Care as part of our focus on our urgent and primary care business and our transition away from our legacy ancillary network business. The Transaction involves the transfer of the clients and medical providers of the network and certain related liabilities. The Transaction is subject to customary closing conditions, but we anticipate the Transaction will close in the third quarter of this year.

About American CareSource Holdings, Inc.

American CareSource Holdings, Inc. owns and manages a chain of 10 urgent and primary care centers operating under the tradenames Medac and GoNow Doctors and owns an ancillary services network that provides ancillary healthcare services through its nationwide provider network. GoNow's stock trades on the OTC Markets OTCQB under the ticker "GNOW."

About HealthSmart

For more than 40 years,  HealthSmart Holdings, Inc. and its subsidiaries have offered a wide array of customizable and scalable health plan solutions for self-funded employers. HealthSmart’s comprehensive service suite addresses individual health from all angles. This includes claims and benefits administration, provider networks, pharmacy benefit management services, business intelligence, onsite employer clinics, care management, a variety of health and wellness initiatives and web-based reporting. The Company's headquarters is in Irving, Texas, with regional hubs throughout the country.  HealthSmart’s mission is to improve member health and reduce healthcare costs.

Contact:

Adam Winger
Chief Executive Officer
GoNow Doctors
Tel: 205.250.8381

Thomas Kelly
Chief Executive Officer
HealthSmart
Tel: 800.687.0500

Exhibit F

DEPOSIT ACCOUNT CONTROL AGREEMENT

(Non-Springing)

This DEPOSIT ACCOUNT CONTROL AGREEMENT (the “Agreement”) dated as of June 15, 2016, by and among CAPITAL ONE, NATIONAL ASSOCIATION, having an address at 275 Broadhollow Road, Melville, NY (“Bank”), AMERICAN CARESOURCE HOLDINGS, INC., a Delaware corporation, having an address at 1170 Peachtree Street, NE, Suite 2350, Atlanta Georgia, and its wholly-owned subsidiaries Ancillary Care Services, Inc., a Delaware corporation, and Ancillary Care Services-Worker’s Compensation, Inc., a Delaware corporation (collectively “Debtor”), and HEALTHSMART PREFERRED CARE II, L.P., a Texas limited partnership, having an address at 222 West Colinas Boulevard, Suite 600N, Irving Texas 75039 (together with its successors and assigns, hereinafter referred to as “Secured Party”).

W I T N E S S E T H:

A.              Debtors and Secured Party are parties to that certain Asset Purchase Agreement dated the date of this Agreement by and among Secured Party and Debtor (as amended and otherwise in effect from time to time, the “Purchase Agreement”).

B.               All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

C.               Bank acknowledges that, as of the date hereof, it maintains, in the name of Debtor, the deposit account identified in Section 1(a) of this Agreement (the “Account”). The Account is a “deposit account” as defined in Section 9-102 of the Uniform Commercial Code of the State of New York (the “UCC”). In addition to the terms and conditions of this Agreement, the Account is governed by the terms and conditions of any deposit account agreements and other related agreements that Debtor has with Bank, including without limitation all agreements concerning banking products and services, treasury management documentation, account booklets containing the terms and conditions of the Account, signature cards, fee schedules, disclosures, specification sheets and change of terms notices (collectively, with all applicable services descriptions and/or agreements, the “Deposit Agreements”). The provisions of this Agreement shall supersede the provisions of the Deposit Agreements only to the extent the provisions herein are inconsistent with the Deposit Agreements, and in all other respects, the Deposit Agreements shall remain in full force and effect.

D.              As security for the payment and performance of its undertakings and obligations to Secured Party under the Purchase Agreement, Debtor hereby confirms to Bank that Debtor has granted to Secured Party a security interest pursuant to the Purchase Agreement in the following (collectively, the “Account Collateral”): (a) the Account, and (b)  the Items. The term “Items” means, collectively, all checks, drafts, instruments, certificates of deposit, cash and other items at any time received for deposit in the Account (subject to specific instructions in effect for processing items), wire transfers of funds, automated clearing house (“ACH”) entries, credits from merchant card transactions and other electronic funds transfers or other funds deposited in, credited to, or held for deposit in or credit to, the Account.

Springing Deposit Account Control Agreement

E.              The parties desire to enter into this Agreement in order (i) to establish “control” (as defined in Section 9-104 of the UCC) in the Account, (ii) to set forth their relative rights and duties with respect to the Account Collateral and (iii) to set forth the services that Bank will provide with respect to the Account.

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Section 1.       Duties of Bank.      (a)  The Account. Bank shall establish and maintain the Account entitled as follows:

Name: American Caresource Holdings, Inc.
Account No.: 3620488282
ABA No.: 111901014

Bank shall receive and process any Items presented by Debtor or any of its respective agents pursuant to the next paragraph in accordance with the terms of this Agreement. Bank shall also receive and process all items sent directly to the Bank at United States P.O. Box 676812, Dallas, TX 752676812 (the “Lockbox”), or via wire transfer to ABA No.: 111901014 by made payable to the Debtor or some such similar designation as Bank in its sole discretion may determine.

Debtor hereby agrees to deposit with the Bank within one (1) Business Day of receipt, all Deposits received directly by Debtor which are not otherwise forwarded to Bank.

(b)               Control. Debtor agrees that it shall have no right to issue withdrawal, payment, transfer, delivery, disposition or other instructions or any other right or ability to control, access, pick up, withdraw or transfer, deliver or dispose of Items or funds from the Account and that Bank will comply with withdrawal and entitlement orders originated by Secured Party concerning the Account.

(c)                Security Interest in Items. Debtor and Bank hereby agree that all proceeds of all Items deposited in the Account from time to time, together with all other funds received by Bank in the Account via wire transfer, ACH, merchant card transactions and other electronic funds transfers, or otherwise, shall be held for the benefit of and subject to the security interest granted to Secured Party by Debtor.

(d)               Returned Items. Bank hereby waives any and all rights it may have at law or otherwise to set off, or make any claim, against the Account, except Bank expressly reserves all of Bank’s present and future rights (whether described as rights of setoff, banker’s lien, chargeback or otherwise, and whether available to Bank under law or any other agreement between Bank and Debtor concerning the Account or otherwise) with respect to (i) any item deposited to the Account and returned unpaid, or with respect to which Bank fails to receive final settlement, whether for insufficient funds or for any other reason, including but not limited to the claim of a forged instrument; (ii) any item subject to a claim against Bank of breach of transfer or presentment warranty under the UCC; (iii) any ACH entry credited to the Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason; (iv) any credit to the Account from a merchant card transaction, against which a contractual demand for chargeback has been made; (v) any credit to the Account made in error; and (vi) Bank’s usual and customary charges for services rendered in connection with the Account including the payment of Bank’s fees and expenses for maintenance of the Account. Items, entries, and transactions described in clauses (i) through (v) of this subsection (f) are hereinafter collectively referred to as “Returned Items.” Returned Items will be re-deposited the first time and if any Returned Items are returned unpaid a second time for whatever reason such Returned Items shall be debited to the Account under advice and returned to Debtor.

Non-Springing Deposit Account Control Agreement

(e)                Available Funds. Debtor and Secured Party agree that withdrawals or transfers from the Account will not at any time exceed the available funds in the Account, as determined by Bank’s current availability schedule and subject to Bank’s right to place holds for uncollected funds pursuant to Federal Reserve Regulation CC. In all instances, Debtor shall remain liable to Bank for all Returned Items.

(f)                Monthly Report; System Access. Debtor authorizes Bank, and Bank agrees (without requiring Debtor’s further authorization or instruction), to send or make available via Bank’s internet banking system or otherwise, at least a monthly report to Debtor and Secured Party containing information specifying the amount deposited into the Account for the previous month.

Section 2.        Fees and Charges. (a)  To compensate Bank for performing the herein-described services, Debtor agrees to pay the fees owed to Bank. Bank shall debit the Account under advice on a monthly basis for its reasonable and customary fees and charges relating to the Account and shall include its fees in the monthly report required pursuant to Section 1(f). Debtor agrees to pay Bank, upon demand, all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by Bank in the preparation, negotiation and administration of this Agreement (including any amendments hereto or additional instruments or agreements required hereunder); and Debtor authorizes Bank to charge the Account for such costs and expenses.

(b)               Debtor agrees to pay Bank for all Returned Items and for all service charges, returned check fees and any other charges to which Bank may be entitled for servicing and maintaining the Account (collectively with Returned Items, the “Charges”) and authorizes Bank to charge other accounts maintained with Bank by Debtor for such Charges. In the event that there are insufficient collected funds on deposit in such other accounts to pay the Charges, Debtor and Secured Party agree that Bank may debit the Account the amount of such Charges. With respect to any Returned Item, if Debtor fails to repay Bank in accordance with this section, then Secured Party shall repay Bank the amount of such Returned Item within ten (10) Business Days of receipt of written demand for such payment, provided that (i) such demand is received within ninety (90) days of the date such Returned Item was credited to the Account, and (ii) Secured Party or its designee received the proceeds of such Returned Item.

Non-Springing Deposit Account Control Agreement

Section 3.       Indemnification. Bank shall not be liable for any claims, suits, actions, costs, damages, liabilities or expenses (“Liabilities”) in connection with the subject matter of this Agreement other than Liabilities caused by the gross negligence or willful misconduct of Bank, and Debtor and Secured Party and their respective successors and assigns hereby agree to indemnify and hold harmless Bank and the directors, officers, employees and agents of Bank and the successors and assigns of Bank from and against any and all Liabilities, legal fees, law suits or legal proceedings, including, without limitation, reasonable fees and disbursements of legal counsel incurred by Bank in any action or proceeding between Debtor or Secured Party and Bank or between Bank and any third party or otherwise, without regard to the merit or lack of merit thereof, arising from or in connection with any acts or omissions taken by Bank or any director, officer, employee or agent of any of them, as applicable, in connection with this Agreement. Notwithstanding anything to the contrary contained herein, Bank shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Bank’s gross negligence or willful misconduct was the primary cause of any loss to Debtor or Secured Party. Bank may execute any of its powers or perform any of its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it at the cost and expense of Debtor. Nothing contained herein shall be deemed to prohibit Bank from complying with its customary procedures in the event that it is served with any legal process with respect to the Account.

The parties hereto agree that Bank’s sole responsibility to Secured Party, Debtor or any third party for errors made by Bank in processing any Deposits shall be to process a correcting entry in the next regularly scheduled processing of the work after receipt of notification from Secured Party, Debtor or any third party of such error or after discovery of such error by Bank, as the case may be, unless such error was due to Bank’s gross negligence or willful misconduct. Bank shall not be liable for any damage or loss resulting from any delay or failure of performance arising out of the acts or omissions of any third parties, including, but not limited to, various communication services, courier services, the Federal Reserve System, any other bank or any third party who may be affected by funds transactions, fire, mechanical, computer or electrical failures or other unforeseen contingencies, strikes or other causes beyond the reasonable control of Bank. In no event shall Bank be liable for lost profits or consequential, special, direct (except for those direct damages attributable to Bank’s gross negligence or willful misconduct), indirect or punitive damages, even if Bank has been advised of the possibility of the foregoing.

Section 4.        Successors and Assigns; Assignments. (a)  This Agreement shall bind and inure to the benefit of and be enforceable by Bank, Debtor and Secured Party and their respective successors and assigns.

Non-Springing Deposit Account Control Agreement

(b)               Any corporation into which Bank in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Bank in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of Bank in its individual capacity may be transferred, shall be “Bank” under this Agreement without further act.

Section 5.       Termination. This Agreement shall continue in effect until Secured Party has notified Bank in writing that this Agreement, or its security interest in the Account Collateral, is terminated. Upon receipt of such notice, the obligations of Bank hereunder with respect to the operation and maintenance of the Account after the receipt of such notice shall terminate. Bank reserves the right, unilaterally, to terminate this Agreement, such termination to be effective upon thirty (30) Business Days’ written notice to Secured Party and Debtor.

Section 6.        Complete Agreement. This Agreement and the instructions and notices required or permitted to be executed and delivered hereunder set forth the entire agreement of the parties with respect to the subject matter hereof, and, subject to Section 7 below, supersede any prior agreement and contemporaneous oral agreements of the parties concerning its subject matter.

Section 7.        Amendments; Other Agreements. This Agreement may be amended from time to time in writing by all parties hereto. This Agreement is supplemented by the terms and conditions of the Deposit Agreements, and to the extent the terms of such Deposit Agreements conflict with this Agreement, the specific terms of this Agreement shall control; provided, however, that this Agreement shall not alter or affect any mandatory arbitration provision currently in effect between Bank and Debtor pursuant to the Deposit Agreements.

Section 8.       Notices. All notices and requests required or permitted under this Agreement (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):

If to Bank:

Capital One, National Association

Deposit Control Agreements

Commercial Service Gateway

275 Broadhollow Rd

Melville, NY 11747

With a copy to:

Non-Springing Deposit Account Control Agreement

Capital One, National Association

265 Broadhollow Rd

Melville, NY 11747

Attn: Legal Dept.

If to Debtor:

GoNow Doctors

55 Ivan Allen Jr. Blvd., Suite 510

Atlanta, Georgia 30309

Attn: Adam S. Winger, President

If to Secured Party:

HealthSmart Preferred Care II, L.P.

222 W. Las Colinas Blvd., Suite 600N

Irving, Texas 75039

Attn: Senior Vice President & General Counsel

A Notice shall be deemed to have been given: (i) if sent by hand delivery, upon delivery, (ii) if sent by facsimile, upon receipt, or (iii) if sent by overnight courier, upon receipt.

For general inquiries of Bank, please contact the Capital One Control Services unit at 1-855-675-1212 or via e-mail at depositcontrol@capitalone.com.

Section 9.        Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Any action or proceeding arising out of or concerning this Agreement shall be heard by a judge sitting without a jury and shall be heard exclusively in state court of the State of New York. Bank, Debtor and Secured Party hereby submit to the exclusive jurisdiction of the state courts of the State of New York for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Bank, Debtor, and Secured Party irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. New York shall be deemed to be Bank’s “jurisdiction” within the meaning of Section 9-304 of the UCC.

Section 10.     Certain Matters Affecting Bank. Bank may rely and shall be protected in acting or refraining from acting upon any notice (including but not limited to electronically confirmed facsimiles of such notice) believed by it to be genuine and to have been signed or presented by the proper party or parties. The duties and obligations of Bank set forth in this Agreement shall be determined solely by the express provisions of this Agreement, Bank shall not be liable except for the performance of such party’s duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Bank.

Non-Springing Deposit Account Control Agreement

Section 11.     Interpleader. If at any time Bank, in good faith, is in doubt as to the action it should take under this Agreement, Bank shall have the right to commence an interpleader action at Debtor’s sole cost and expense and to take no further action except in accordance with joint instructions from Secured Party and Debtor or in accordance with the final order of the court in such action.

Section 12.     No Precedent in Negotiation. Each of Secured Party and Debtor respectively agrees that it shall not cite or refer to this Agreement as a precedent in any negotiation of any other account agreement to which Secured Party, Debtor or any of their respective affiliates and Bank shall be party.

Section 13.      Headings. The section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 14.     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile machine, portable document format (“PDF”) or other electronic means shall be as effective as delivery of a manually executed counterpart of this Agreement. The effectiveness of any such documents and signatures shall, subject to Applicable Laws, have the same force and effect as manually signed originals and shall be binding on Debtor, Bank and Secured Party. Secured Party may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature. No party may raise the use of a telecopier, facsimile machine, PDF or other electronic means, or the fact that any signature was transmitted through the use of a telecopier, facsimile machine, PDF or other electronic means, as a defense to the enforcement of this Agreement.

(remainder of page intentionally left blank; signature page follows)

Non-Springing Deposit Account Control Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in several counterparts (each of which shall be deemed an original) as from the date first above written.

BANK:

CAPITAL ONE, NATIONAL ASSOCIATION

By:
Name:
Title:

DEBTOR:

AMERICAN CARESOURCE HOLDINGS, INC.

By:
Name:
Title:

ANCILLARY CARE SERVICES, INC.

By:
Name:
Title:

ANCILLARY CARE SERVICES – WORKER’S COMPENSATION, INC.

By:
Name:
Title:

SECURED PARTY:

HEALTHSMART PREFERRED CARE II, L.P.

By:
Name:
Title: